ASSET ACQUISITION AGREEMENT

                                   dated as of

                                January 24, 2001

                                  by and among

                     UNRESTRICTED SUBSIDIARY FUNDING COMPANY

                                       and

                              ARCH WIRELESS, INC.,

                             PAGENET SMR SUB, INC.,

                         AWI SPECTRUM CO. HOLDINGS, INC.

                                       and

                              AWI SPECTRUM CO., LLC

                                TABLE OF CONTENTS
                                                                           Page


ARTICLE 1      TRANSFER OF PURCHASED ASSETS; LOANS; PURCHASE AND
               SALE OF THE PURCHASED ASSETS; PURCHASE PRICE..................2

     Section 1.01   Transfer of Purchased Assets.............................2

     Section 1.02   Loans and Opinions.......................................2

     Section 1.03   Purchase and Sale of Purchased Assets....................3

     Section 1.04   No Liens; Assumption of Liabilities......................3

     Section 1.05   Purchase Price...........................................3

     Section 1.06   License Delivery.........................................4

     Section 1.07   Closing..................................................5

     Section 1.08   Partial Closing..........................................5

ARTICLE 2      REPRESENTATIONS AND WARRANTIES OF ARCH, PAGENET
               SMR, SPV HOLDINGS AND SPV.....................................6

     Section 2.01   Corporate Organization...................................6

     Section 2.02   Corporate Authorization..................................7

     Section 2.03   Compliance with Laws.....................................8

     Section 2.04   No Conflict..............................................9

     Section 2.05   Litigation...............................................9

     Section 2.06   Real Estate..............................................9

     Section 2.07   Purchased Assets.........................................9

     Section 2.08   Financial Statements....................................10

     Section 2.09   Liabilities.............................................10

     Section 2.10   Taxes...................................................10

     Section 2.11   Contracts...............................................10

     Section 2.12   Brokers.................................................11

     Section 2.13   Employee Benefit Matters................................11

     Section 2.14   Customers...............................................12

     Section 2.15   Regulatory Matters......................................12

     Section 2.16   Transfers of Purchased Assets to SPV....................15

     Section 2.17   Bankruptcy..............................................15

     Section 2.18   Approvals...............................................16

     Section 2.19   Conveyance Documents....................................16

                               TABLE OF CONTENTS
                                  (Continued)

     Section 2.20   No Misstatements or Omissions...........................16

ARTICLE 3      REPRESENTATIONS AND WARRANTIES OF NEXTEL.....................16

     Section 3.01   Corporate Organization; Authorization...................16

     Section 3.02   No Conflict.............................................17

     Section 3.03   Litigation..............................................17

     Section 3.04   Compliance with Laws....................................17

     Section 3.05   Brokers.................................................17

ARTICLE 4      COVENANTS OF ARCH, PAGENET SMR, SPV HOLDINGS AND SPV.........18

     Section 4.01   Conduct of Business.....................................18

     Section 4.02   Inspection..............................................18

     Section 4.03   Restraint on Solicitations..............................19

     Section 4.04   Update Information......................................19

     Section 4.05   Further Assurances......................................20

     Section 4.06   Tax Returns.............................................20

     Section 4.07   Management Agreements...................................20

     Section 4.08   License Infrastructure Construction.....................21

     Section 4.09   Transition Services.....................................22

     Section 4.10   Use of Proceeds.........................................22

     Section 4.11   Other Business..........................................23

     Section 4.12   Compliance with SPV Limited Liability Company Agreement.23

     Section 4.13   Payment of Undelivered License Amount...................23

     Section 4.14   Limitations on Actions with Respect to Series F Preferred
                    Stock...................................................24

ARTICLE 5      JOINT COVENANTS..............................................24

     Section 5.01   Confidentiality.........................................24

     Section 5.02   Substitute of Subsidiary................................24

     Section 5.03   Antitrust Filing........................................24

     Section 5.04   Support of Transactions.................................24

     Section 5.05   Indemnification.........................................25

                               TABLE OF CONTENTS
                                  (Continued)

     Section 5.06   FCC Approval............................................27

     Section 5.07   Marketing Alliance Agreement............................28

     Section 5.08   Exclusive Remedies......................................28

ARTICLE 6      FUNDING......................................................28

     Section 6.01   Documents to be Delivered by Arch, PageNet SMR, SPV
                    Holdings or SPV.........................................28

     Section 6.02   Documents to be Delivered by Nextel.....................30

ARTICLE 7      CLOSING......................................................31

     Section 7.01   Documents to be Delivered by Arch, PageNet SMR, SPV
                    Holdings or SPV.........................................31

     Section 7.02   Documents to be Delivered by Nextel.....................32

ARTICLE 8      CONDITIONS TO FUNDING OBLIGATIONS............................33

     Section 8.01   Conditions to Obligations of Nextel, Arch, PageNet SMR,
                    SPV Holdings and SPV with Respect to Funding............33

     Section 8.02   Conditions to Obligations of Nextel with Respect to
                    Funding.................................................33

     Section 8.03   Conditions to the Obligations of Arch, PageNet SMR,
                    SPV Holdings and SPV with Respect to the Funding........34

ARTICLE 9      CONDITIONS TO CLOSING OBLIGATIONS............................35

     Section 9.01   Conditions to Closing Obligations of Nextel, Arch, PageNet
                    SMR, SPV Holdings and SPV...............................35

     Section 9.02   Conditions to Closing Obligations of Nextel.............35

     Section 9.03   Conditions to the Closing Obligations of Arch, PageNet
                    SMR, SPV Holdings and SPV...............................36

ARTICLE 10     TERMINATION/EFFECTIVENESS....................................37

     Section 10.01  Termination.............................................37

     Section 10.02  Effect..................................................38

ARTICLE 11     MISCELLANEOUS................................................39

     Section 11.01  Waiver..................................................39

     Section 11.02  Notices.................................................39

     Section 11.03  Assignment..............................................41

     Section 11.04  Rights of Third Parties.................................41

                               TABLE OF CONTENTS
                                  (Continued)

     Section 11.05  Reliance................................................41

     Section 11.06  Expenses................................................41

     Section 11.07  Construction............................................42

     Section 11.08  Captions; Counterparts..................................42

     Section 11.09  Entire Agreement........................................42

     Section 11.10  Amendments..............................................42

     Section 11.11  Publicity...............................................42

                              Table of Definitions




Agreement, 1                               MTA Construction Deadline, 4
Arch, 1                                    NCI, 1
Arch Group, 8                              Nextel, 1
Arch Management Agreement, 13              PageNet SMR, 1
Assignment and Assumption Agreements, 32   Permitted Liens, 10
Assumed Liabilities, 3                     Person, 5
Assumed Management Agreement, 21           Preferred Stock Purchase Agreement, 1
Bank Consents, 2                           Proposal,  19
Bankruptcy, 16                             Purchase Price, 4
Certificate of Designations, 30            Purchased Assets, 3
Closing, 5, 6                              Registration Rights Agreement, 29
Closing Date, 5, 6                         Restricted License, 5
Code, 12                                   Secured Loan, 1
Communications Act, 3                      Secured Note, 2
Consents, 16                               Security Agreement, 2
Contracts, 11                              Series C Consent, 2
Costs, 25                                  Series F Preferred Stock, 1
Credit Agreement, 23                       Series F Preferred Stock Assignment
Delivered, 4                                   Agreement, 31
Disclosure Schedule, 1                     Signing Date, 1
Employee Plan, 12                          SMR, 13
Excluded Liabilities, 3                    SMR License, 13
FCC, 1                                     SMR System, 13
FCC License,  13                           SMR Units, 13
Final Order, 5                             SPV, 1
Funding Date, 2                            SPV Holdings, 1
GAAP, 10                                   STA, 14
Guaranty,  3                               Subsequent Closing, 6
HSR Act, 25                                Tax Clearances, 37
Initial Closing,  6                        Terminating Nextel Breach, 38
IRS, 4                                     Third-Party Claim, 26
Knowledge,  42                             Third-Party Claim, 26
Licenses,  1                               Third-Party Management Agreement, 13
Liens, 3                                   Transaction Documents, 30
Loans, 2                                   Undelivered License Amount, 6
Management Agreements, 3                   Unsecured Loan, 2
Minimum License Condition, 5               Unsecured Note, 2
                                           Widely Dispersed MTAs, 21

                                    EXHIBITS


Exhibit A      Preferred Stock Purchase Agreement

Exhibit B      Unsecured Note

Exhibit C      Bank Consents

Exhibit D      Series C Consent

Exhibit E      SPV Bill of Sale and General Assignment

Exhibit F      Secured Note

Exhibit G      Security Agreement

Exhibit H      Guaranty

Exhibit I Opinion of Wilkinson Barker Knauer, LLP, counsel to Arch, PageNet SMR, SPV Holdings and SPV to be Rendered on Funding Date Relating to FCC Matters

Exhibit J      Opinion of Morris, Nichols, Arsht & Tunnel, counsel to Arch,
               PageNet SMR, SPV Holdings and SPV to be Rendered on Funding Date
               Relating to Authority to File Matters

Exhibit K      Opinion of Morris, Nichols, Arsht & Tunnel, counsel to Arch,
               PageNet SMR, SPV Holdings and SPV to be Rendered on Funding Date
               Relating to SPV Limited Liability Company Matters

Exhibit L      Opinion of Hale and Dorr LLP, counsel to Arch, PageNet SMR, SPV
               Holdings and SPV to be Rendered on Funding Date Relating to True
               Sale Matters

Exhibit M      Opinion of Hale and Dorr LLP, counsel to Arch, PageNet SMR, SPV
               Holdings and SPV to be Rendered on Funding Date Relating to
               Non-Consolidation Matters

Exhibit N      Opinion of Hale and Dorr LLP, counsel to Arch, PageNet SMR, SPV
               Holdings and SPV to be Rendered on Funding Date Relating to
               Corporate Matters

Exhibit O      Registration Rights Agreement

Exhibit P      Asset Purchase Agreement by and between PageNet SMR and SPV

Exhibit Q      PageNet SMR Bill of Sale and General Assignment

Exhibit R      Certificate of Designations

Exhibit S      Series F Preferred Stock Assignment and Assumption Agreement

Exhibit T      Opinion of Wilkinson Barker Knauer, LLP, counsel to Arch, PageNet
               SMR, SPV Holdings and SPV to be Rendered on Closing Relating to
               FCC Matters

                           ASSET ACQUISITION AGREEMENT


     This Asset Acquisition Agreement ("Agreement") is dated as of January 24, 2001 (the "Signing Date") and is by and among UNRESTRICTED SUBSIDIARY FUNDING COMPANY ("Nextel") a Delaware corporation, and an indirect, wholly owned subsidiary of Nextel Communications, Inc. ("NCI"), and ARCH WIRELESS, INC., a Delaware corporation ("Arch"), PAGENET SMR SUB, INC., a Delaware corporation and a direct, wholly owned subsidiary of Arch ("PageNet SMR"), AWI SPECTRUM CO. HOLDINGS, INC., a Delaware corporation and a direct, wholly owned subsidiary of Arch ("SPV Holdings"), and AWI SPECTRUM CO., LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of SPV Holdings ("SPV").

                                    PREAMBLE

     A. PageNet SMR owns SMR Licenses (as defined herein) issued by the Federal Communications Commission ("FCC") to construct and operate SMR Systems (as defined herein) on 800 MHz frequencies and 900 MHz frequencies, which SMR Licenses are listed on Section 1.03 of the Disclosure Schedule to this Agreement (the "Disclosure Schedule"; the SMR Licenses listed on Section 1.03 of the Disclosure Schedule being herein referred to as the "Licenses").

     B. SPV desires to acquire the Purchased Assets (as defined herein) from PageNet SMR on the Funding Date (as defined herein), and PageNet SMR desires to transfer the Purchased Assets to SPV, for a cash purchase price of One Hundred Seventy-Five Million Dollars ($175,000,000).

     C. Following its acquisition of the Purchased Assets, SPV desires to sell to Nextel, and Nextel desires to purchase from SPV, on the Closing Date or the dates of the Initial Closing (as defined herein) and Subsequent Closings (as defined herein), the Purchased Assets.

     D. Nextel, Arch, PageNet SMR, SPV Holdings and SPV desire to enter into this Agreement to effect the purchase and sale of the Purchased Assets free and clear of all liens and encumbrances pursuant to the terms set forth herein.

     E. Subject to the terms and conditions in this Agreement, Nextel is agreeing to lend SPV One Hundred Seventy-Five Million Dollars ($175,000,000) (the "Secured Loan") on the Funding Date, which Secured Loan will be secured by a lien on all of the assets of SPV and will be guaranteed by SPV Holdings, which guarantee will be secured by a pledge of all of the issued and outstanding membership interests in SPV. Interest on such Secured Loan may, under certain circumstances, be paid in shares of Series F Cumulative Redeemable Preferred Stock, par value of $0.01 per share, of Arch ("Series F Preferred Stock") to be sold to SPV by Arch pursuant to an agreement in the form attached hereto as Exhibit A (the "Preferred Stock Purchase Agreement").

     F. Subject to the terms and conditions in this Agreement, Nextel is agreeing to lend SPV Seventy-Five Million Dollars ($75,000,000) (the "Unsecured Loan," and together with the Secured Loan, the "Loans") on the Funding Date, which Unsecured Loan may be exchanged for shares of Series F Preferred Stock pursuant to the terms of the note relating to the Unsecured Loan in the form attached hereto as Exhibit B (the "Unsecured Note"), which shares of Series F Preferred Stock SPV shall purchase pursuant to the Preferred Stock Purchase Agreement.

     G. Arch and its affiliates are seeking the Consent (as defined herein) and waivers and release of the security interests in the form attached hereto as Exhibit C from the requisite number of its lenders under its existing secured credit facilities to the transactions contemplated by this Agreement and the Loans, and to certain financial covenants, to the extent any such lender consent is required (the "Bank Consents").

     H. Arch and its affiliates are seeking to obtain the Consent in the form attached hereto as Exhibit D from the holders of Arch's Series C Preferred Stock, $.01 par value per share (the "Series C Consent"), to the transactions contemplated by this Agreement, the Loans, and the Preferred Stock Purchase Agreement.

                                    AGREEMENT

     In consideration of the mutual agreements hereinafter contained, Nextel and Arch, PageNet SMR, SPV Holdings and SPV agree as follows:

ARTICLE 1 TRANSFER OF PURCHASED ASSETS; LOANS; PURCHASE AND SALE OF THE PURCHASED ASSETS; PURCHASE PRICE

     SECTION 1.01 TRANSFER OF PURCHASED ASSETS. Subject to satisfaction of the conditions set forth in Article 8, on the seventh calendar day following Arch's receipt of the Bank Consents and the Series C Consent and satisfaction of all conditions specified in Article 8 and simultaneously with the funding of the Loans as provided in Section 1.02, PageNet SMR shall transfer and assign to SPV, and SPV shall acquire from PageNet SMR, all of the Purchased Assets free and clear of all Liens (as defined herein) except for Permitted Liens (as defined herein), and the Assumed Management Agreements (as defined herein), if any, for cash consideration of One Hundred Seventy Five Million Dollars ($175,000,000). Such transfer shall be evidenced by a Bill of Sale and General Assignment in the form of Exhibit E hereto. Such delivery shall take place at the offices of Jones, Day, Reavis & Pogue, 51 Louisiana Avenue, N.W., Washington, D.C. 20001-2112.

     SECTION 1.02 LOANS AND OPINIONS. Subject to satisfaction of the conditions set forth in Article 8, on the seventh calendar day following Arch's receipt of the Bank Consents and the Series C Consents and simultaneous with the transfer of the Purchased Assets to SPV, Nextel shall fund the Loans (the "Funding Date"), SPV shall deliver the Unsecured Note and a promissory note representing the Secured Loan (the "Secured Note") in the form of Exhibit F hereto, and the SMR Spectrum Security Agreement in the form of Exhibit G hereto (the "Security Agreement"), SPV Holdings shall deliver the Guaranty and Pledge Agreement in the form of Exhibit H hereto (the "Guaranty"), and Arch, PageNet SMR, SPV Holdings and SPV shall cause the opinions in the forms attached as Exhibit I, Exhibit J, Exhibit K, Exhibit L, Exhibit M and Exhibit N hereto to be delivered. Such deliveries shall take place at the offices of Jones, Day, Reavis & Pogue, 51 Louisiana Avenue, N.W., Washington, D.C. 20001-2112.

     SECTION 1.03 PURCHASE AND SALE OF PURCHASED ASSETS. At the Closing (as defined herein), SPV (or, in the case of Assumed Management Agreements, the member of the Arch Group (as defined herein) party thereto) will sell, transfer and assign to Nextel or its designee, as the case may be, and Nextel, or its designee, as the case may be, will acquire from SPV (or, in the case of Assumed Management Agreements, the member of the Arch Group party thereto), on the terms and conditions in this Agreement, (a) the Licenses as set forth in Section 1.03 of the Disclosure Schedule, (b) any and all records (copies and/or originals where necessary) of SPV or PageNet SMR (other than SPV's or PageNet SMR's corporate records) relating to the foregoing (all of which, together with the Licenses, are collectively referred to herein as the "Purchased Assets") and (c) the Assumed Management Agreements, if any.

     SECTION 1.04 NO LIENS; ASSUMPTION OF LIABILITIES.

          (a) The Purchased Assets shall be sold free and clear of any and all liens, equities, claims, prior assignments, mortgages, charges, security interests, pledges, conditional sales contracts, collateral security arrangements and other title retention arrangements, restrictions or encumbrances of any kind or nature ("Liens") except for (a) Assumed Liabilities (as defined herein), (b) restrictions that are generally applicable to SMR Licenses (as defined herein) pursuant to the Communications Act of 1934, as amended, and the rules, regulations and policies of the FCC (together, the "Communications Act") and (c) the Assumed Management Agreements, if any.

          (b) Neither Nextel nor any of its affiliates shall, by execution and delivery of this Agreement or otherwise, assume or otherwise be responsible for any liability or obligation of any nature of Arch, PageNet SMR, SPV Holdings or SPV or any other member of the Arch Group, related to or arising from any of Arch's, PageNet SMR's, SPV Holdings' or SPV's assets, operations, businesses or activities, if any, including, but not limited to, the Management Agreements set forth on Section 1.04(b) of the Disclosure Schedule (the "Management Agreements"), or claims for any liability or obligation, whether matured or unmatured, liquidated or unliquidated, fixed or contingent, known or unknown, arising from occurrences prior to, at or after the Closing Date (as defined herein) (collectively, the "Excluded Liabilities"); provided, that Nextel shall assume, and the Excluded Liabilities shall not include, executory liabilities related the Assumed Management Agreements, if any, and liabilities arising from the ownership or operation of the Purchased Assets following the date of the Closing on which such Purchased Assets are sold to Nextel (collectively, the "Assumed Liabilities").

     SECTION 1.05 PURCHASE PRICE.

          (a) AMOUNT OF PURCHASE PRICE. Subject to adjustment in accordance with Sections 1.06 and 1.08, the purchase price for all of the Purchased Assets is One Hundred Seventy-Five Million Dollars ($175,000,000) (the "Purchase Price"). As payment for the Purchased Assets, concurrent with the Closing, to the extent the interest and principal under the Secured Loan has not been repaid, Nextel will set-off against, and SPV will not be required to repay, amounts outstanding under the Secured Loan first, to the extent of any principal, and provided that all principal has been repaid, second, to the extent of any outstanding accrued and unpaid interest, outstanding under the Secured Loan.

          (b) PURCHASE PRICE ALLOCATION. The Purchase Price shall be allocated as set forth on Section 1.05 of the Disclosure Schedule, subject to modification to reflect changes in the Schedules between the date hereof and the Closing. The parties agree that the allocation of the Purchase Price shall be controlling for tax purposes and shall be used in preparing Internal Revenue Service ("IRS") Form 8594.

          (c) TAXES. Arch, PageNet SMR, SPV Holdings and SPV shall be responsible for and shall pay all applicable state sales or transfer taxes, if any, arising out of the transactions contemplated by this Agreement. SPV shall deliver to Nextel a receipt or other evidence of payment of any such amounts to the applicable taxing authority reasonably satisfactory to Nextel as soon as practicable after payment thereof by Arch, PageNet SMR, SPV Holdings or SPV, as the case may be.

     SECTION 1.06 LICENSE DELIVERY.

          (a) The Purchase Price shall be reduced for each License not Delivered (as defined herein) by SPV at Closing by the applicable License value set forth for such License on Section 1.06 of the Disclosure Schedule.

          (b) A License shall be "Delivered" by SPV if at the Closing or Subsequent Closing, as the case may be: (i) the FCC has granted its consent to the assignment of such License to Nextel or Nextel's designee by Final Order (as defined herein); (ii) either (A) PageNet SMR has satisfied the construction benchmarks for such License set forth in 47 CFR Section 90.665(c) of the Communications Act and the facilities so constructed either (x) remain operational or (y) if out of operation, have not been out of operation for more than sixty (60) days and are restored on or before the Closing Date (or Subsequent Closing (as defined herein) date, as the case may be) pursuant to
Section 4.09, or (B) there are at least nine (9) full calendar months remaining before the end of the five-year benchmark deadline applicable to such License under 47 CFR Section 90.665(c), giving effect to any general or license-specific extension of such deadline ordered by the FCC and applicable to such License (the "MTA Construction Deadline"); (iii) such License is not subject to (A) any agreement to be sold to a third party, or (B) any option or right of first refusal in favor of any third party; (iv) except for the Assumed Management Agreements, if any, there is no contract right of any third party or FCC order otherwise encumbering or limiting the use of such License; (v) except for under the Assumed Management Agreements, if any, no consideration is due to any individual, partnership, corporation, association, joint stock company, trust, joint venture, limited liability company or similar entity or any governmental entity ("Person") in connection with such License; and (viii) such License is not subject to or otherwise included within any proceeding commenced or assessed by a third party or any regulatory agency, including, without limitation, the

FCC, that is reasonably likely to result in a take-back, termination, adverse modification, cancellation or nonrenewal of such License.

          (c) For purposes of this Agreement, "Final Order" means an action by the FCC granting its consent and approval to the assignment of the Licenses, with respect to which no action, request for stay, or timely petition for rehearing, reconsideration or appeal is pending, and as to which the time for filing any request, petition or appeal has expired and with respect to which the time for agency action taken on its own motion has expired; or in the event of the timely filing of such request, petition or appeal, an action which shall have been reaffirmed or upheld and with respect to which the time for seeking further administrative or judicial review shall have expired without the filing of any such action for further review.

     SECTION 1.07 CLOSING. Except as otherwise described in Section 1.08 of this Agreement, as used in this Agreement, the "Closing" shall mean the time at which SPV consummates the sale, assignment, transfer and delivery of the Purchased Assets to Nextel as provided herein by the execution and delivery by SPV of the documents and instruments referred to in Section 7.01 against delivery by Nextel of the documents and payments provided in Section 7.02. In the absence of a prior termination of this Agreement in accordance with Article 10, the Closing shall take place at the offices of Jones, Day, Reavis & Pogue, 51 Louisiana Avenue, N.W., Washington, D.C. 20001-2112 (a) ten (10) days following the day on which the last of the conditions to Closing set forth in Article 9 are satisfied or (b) at such other time and place and on such other day as shall be mutually agreed upon in writing by the parties hereto (the "Closing Date"). Legal title, equitable title and risk of loss with respect to the Purchased Assets shall not pass to Nextel until the Purchased Assets are transferred at the Closing or Subsequent Closing, as the case may be, which transfer, once it has occurred, shall be deemed effective for tax, accounting and other computational purposes as of 11:59 P.M. (Eastern Time) on the Closing Date or such Subsequent Closing, as the case may be.

     SECTION 1.08 PARTIAL CLOSING.

          (a) In the event (i) SPV is able to Deliver Licenses with an aggregate value, in accordance with the License valuations set forth on Section 1.06 of the Disclosure Schedule, of at least One Hundred Ten Million Dollars ($110,000,000) (i.e, 62.9% of One Hundred Seventy-Five Million Dollars ($175,000,000)), which Licenses shall include not less than all but one of the Licenses in each of the following MTA markets: Los Angeles/San Diego, New York, Dallas-Fort Worth, Houston, Chicago, Miami-Fort Lauderdale, San Francisco-Oakland, and Detroit (the "Minimum License Condition"), but fewer than all of the Licenses and (ii) each of the other conditions set forth in Article 9 has been satisfied or waived, then, the parties shall consummate the sale to Nextel of the Delivered Licenses and, with respect to any Licenses which do not qualify as Delivered (each a "Restricted License"), consummate the sale to Nextel of such Restricted License within ten (10) business days after such time as SPV is able to Deliver such License. In the event of one or more partial closings in accordance with this Section 1.08, the term "Closing" or "Initial Closing" shall be deemed to be the initial partial closing and the term "Closing Date" shall be the date and time at which the Initial Closing shall occur. Each closing after the Initial Closing is referred to herein as a "Subsequent

Closing." The portion of the Purchase Price payable at the Initial Closing through the retirement of principal and interest due under the Secured Loan as contemplated by Section 1.05 of this Agreement shall be an amount equal to One Hundred Seventy-Five Million Dollars ($175,000,000) less the applicable License value set forth on Section 1.06 of the Disclosure Schedule for each Restricted License. The portion of the Purchase Price payable at each Subsequent Closing through the retirement of principal and interest due under the Secured Loan as contemplated by Section 1.05 of this Agreement for the purchase and sale of a Restricted License shall be an amount equal to the License value set forth on
Section 1.06 of the Disclosure Schedule for such Restricted License.

          (b) In the event that a Restricted License cannot be Delivered, at Nextel's option, Nextel may require Arch (to the extent Nextel requires the Undelivered License Amount (as defined herein) to be paid in shares of Series F Preferred Stock) and SPV to, and, in such event, Arch shall, and Arch and SPV Holdings shall cause SPV to, pay to Nextel (to the extent provided for in Section 4.13(b)) an amount that is equal to the License value set forth on
Section 1.06 of the Disclosure Schedule for such Restricted License (the "Undelivered License Amount") in accordance with Section 4.13 of this Agreement. In the event that Nextel requires the payment of the Undelivered License Amount as contemplated in this Section 1.08(b) and in Section 4.13, to the extent the interest and principal under the Secured Loan have not been repaid, Nextel will set-off against, and SPV will not be required to repay, such amount outstanding under the Secured Loan equal to the Undelivered License Amount that has been paid to Nextel first, to the extent of any principal, and provided that all principal has been repaid, second, to the extent of any accrued and unpaid interest, outstanding under the Secured Loan. Notwithstanding anything in this
Section 1.08(b) to the contrary, if (i) Nextel does not elect to be paid the Undelivered License Amount as contemplated by this Section 1.08(b) and Section
4.13 or (ii) a Restricted License is not Delivered solely because of the failure to obtain any required Consent from the FCC or under the HSR Act (as defined herein), neither Arch nor SPV shall be required to pay Nextel the Undelivered License Amount as required under this Section 1.08(b) and Section 4.13 of this Note; provided, however, Nextel shall remain entitled to such recourse to which it is entitled to under the Secured Note with respect repayment of the Secured Loan.

ARTICLE 2 REPRESENTATIONS AND WARRANTIES OF ARCH, PAGENET SMR, SPV HOLDINGS AND SPV.

     Except as set forth in the Disclosure Schedule simultaneously delivered to Nextel (it being understood that (1) nothing set forth in any numbered section of the Disclosure Schedule shall be deemed set forth in any other numbered section of the Disclosure Schedule unless expressly noted therein (by cross-reference or otherwise) and (2) no disclosure contained in the Disclosure Schedule as an exception to a particular section of this Agreement shall be deemed an exception to any other section of this Agreement unless expressly noted therein (by cross-reference or otherwise)), Arch, PageNet SMR, SPV Holdings and SPV, jointly and severally, make the following representations and warranties to Nextel.

     SECTION 2.01 CORPORATE ORGANIZATION.

          (a) Each of Arch, PageNet SMR and SPV Holdings has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware and has the corporate power and authority to own or lease its properties and to conduct its business as it has been and is now being conducted. The copies of the Certificates of Incorporation of each of Arch, PageNet SMR and SPV Holdings, certified by the Secretary of State of the State of Delaware, and the By-laws of each of Arch, PageNet SMR or SPV Holdings certified by their respective corporate secretaries, previously made available by Arch to Nextel, are true, correct and complete. SPV has been duly formed and is validly existing and in good standing as a limited liability company under the laws of the State of Delaware and has the limited liability company power and authority to own or lease its properties and to conduct its business as it has been and is now being conducted. The copy of the Certificate of Formation of SPV, certified by the Secretary of State of Delaware, and Limited Liability Company Agreement of SPV, certified by the Secretary of SPV, previously made available by Arch to Nextel, are true, correct and complete.

          (b) SPV does not have any direct or indirect subsidiaries, nor does it own, directly or indirectly, any partnership, equity, profit or similar ownership interest in any Person. Other than SPV, SPV Holdings does not have any direct or indirect subsidiaries, nor does it own, directly or indirectly, any partnership, equity, profit or similar ownership interest in any Person.

          (c) Each of Arch, PageNet SMR and SPV Holdings is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions identified on Section 2.01(c) of the Disclosure Schedule and such jurisdictions are the only ones in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where such failures to qualify which individually and collectively would not have an adverse effect upon (i) the Purchased Assets or (ii) the ability of Arch, PageNet SMR, SPV Holdings or SPV to consummate the transactions contemplated by this Agreement. SPV is duly licensed or qualified and in good standing as a foreign limited liability company in all jurisdictions on Section 2.01(c) of the Disclosure Schedule and such jurisdictions are the only ones in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where such failures to qualify which individually and collectively would not have an adverse effect upon (i) the Purchased Assets or (ii) the ability of Arch, PageNet SMR, SPV Holdings or SPV to consummate the transactions contemplated by this Agreement.

          (d) Arch owns all of the issued and outstanding capital stock and any other equity interest or voting right in PageNet SMR. Arch owns all of the issued and outstanding capital stock and any other equity interest or voting right in SPV Holdings. SPV Holdings is the sole member of SPV.

          (e) At all times since the formation of SPV, SPV has been in compliance with, conducted its operations in accordance with, and has not acted in any manner that is inconsistent with, the Certificate of Formation or Limited

Liability Company Agreement of SPV, as well as each of the covenants and agreements that SPV has agreed to comply with following the date of this Agreement under Section 4.01.

     SECTION 2.02 CORPORATE AUTHORIZATION. Each of Arch, PageNet SMR and SPV Holdings has all necessary corporate power and authority, and SPV has all necessary limited liability company power and authority, to enter into this Agreement and to perform all of the obligations to be performed by it hereunder. The execution, delivery and performance of this Agreement by Arch, PageNet SMR and SPV Holdings has been duly authorized by their respective Boards of Directors; the execution, delivery and performance of this Agreement by PageNet SMR and SPV Holdings has been duly authorized by their respective stockholders; and the execution, delivery and performance of this Agreement by SPV has been duly authorized by its Board of Directors and sole member. Upon the execution and delivery hereof by the parties hereto, this Agreement will constitute the valid and legally binding obligations of Arch, PageNet SMR, SPV Holdings and SPV, enforceable against each of Arch, PageNet SMR, SPV Holdings and SPV in accordance with its terms, except as enforceability thereof may be limited by applicable bankruptcy, reorganization, insolvency or other similar laws affecting creditors' rights generally, or by equitable principles of general applicability with respect to the availability of equitable remedies.

     SECTION 2.03 COMPLIANCE WITH LAWS.

             (i) None of Arch or any of its direct or indirect subsidiaries or other affiliates (collectively, the "Arch Group") (with respect to the Purchased Assets), PageNet SMR, SPV Holdings or SPV is in violation (nor is liable or otherwise currently responsible with respect to prior violations) of any statute, law or regulation applicable to any of its presently or formerly owned properties or to the conduct of their current or past businesses, except for any such violations which individually and collectively would not have an adverse effect upon (i) the Purchased Assets or (ii) the ability of Arch, PageNet SMR, SPV Holdings or SPV to consummate the transactions contemplated by this Agreement;

             (ii) none of the processes followed, results obtained, services provided or products made, modified or installed by any member of the Arch Group (with respect to the Purchased Assets), or PageNet SMR, SPV Holdings or SPV (in the ordinary course of its business or otherwise), violate any statute, law or regulation applicable thereto, except for any such violations which individually and collectively would not have an adverse effect upon (i) the Purchased Assets or (ii) the ability of Arch, PageNet SMR, SPV Holdings or SPV to consummate the transactions contemplated by this Agreement;

             (iii) none of the businesses of any member of the Arch Group (with respect to the Purchased Assets), or PageNet SMR, SPV Holdings or SPV or the processes, results, services or products performed, sold or otherwise made available by any member of the Arch Group (with respect to the Purchased Assets), or PageNet SMR, SPV Holdings or SPV violates any applicable law or regulation relating to air, water or noise pollution or employee health and safety or the production, storage, labeling, transportation or disposition of solid waste or hazardous or toxic substances, except for any such violations which individually and collectively would not have an adverse effect upon the
(i) the Purchased Assets or (ii) the ability of Arch, PageNet SMR, SPV Holdings or SPV to consummate the transactions contemplated by this Agreement.

             (iv) Each member of the Arch Group (with respect to the Purchased Assets), PageNet SMR, SPV Holdings and SPV have timely obtained all licenses and permits and timely filed all reports required to be filed under any such applicable laws or regulations, except for any such failures which individually and collectively would not have an adverse effect upon (i) the Purchased Assets or (ii) the ability of Arch, PageNet SMR, SPV Holdings or SPV to consummate the transactions contemplated by this Agreement.

     SECTION 2.04 NO CONFLICT. The execution and delivery of this Agreement by each of Arch, PageNet SMR, SPV Holdings and SPV and the consummation of the transactions contemplated hereby do not, and will not, constitute an event which, after notice or lapse of time or both would:

          (a) violate any provision of, or result in the breach of, or accelerate or permit the acceleration of the performance required by: (i) the terms of, any applicable law, rule or regulation of any governmental body; (ii) the Certificates of Incorporation or By-Laws of Arch, PageNet SMR or SPV Holdings or the Certificate of Formation or Limited Liability Company Agreement of SPV; (iii) any indenture, material agreement, or other material instrument to which any member of the Arch Group is a party or by which any member of the Arch Group may be bound; or (iv) any order, judgment or decree applicable to any of them; or

          (b) terminate or result in the termination of any indenture, material agreement or other material instrument, or result in the creation of any Lien upon any of the Purchased Assets or the membership interests in the SPV under any agreement to which it is a party.

     SECTION 2.05 LITIGATION. There are no actions, suits, proceedings, claims or investigations formally instituted and pending or, to the Knowledge (as defined herein) of Arch, PageNet SMR, SPV Holdings or SPV, threatened against or specifically affecting any member of the Arch Group or involving any of their properties or assets, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentally, domestic or foreign, or any arbitration panel or alternative dispute resolution body which would in any manner adversely affect PageNet SMR, SPV Holdings or SPV or have an adverse effect upon (i) the Purchased Assets or
(ii) the ability of Arch, PageNet SMR, SPV Holdings or SPV to consummate the transactions contemplated by this Agreement. No member of the Arch Group (with respect to or affecting the Purchased Assets), PageNet SMR, SPV Holdings nor SPV is subject to or in default under any outstanding order, writ, injunction or decree that could adversely affect (i) the Purchased Assets or (ii) the ability of Arch, PageNet SMR, SPV Holdings or SPV to consummate the transactions contemplated by this Agreement.

     SECTION 2.06 REAL ESTATE. None of PageNet SMR, SPV Holdings or SPV owns any real estate, has any rights or options to purchase real estate, or leases, or is otherwise a party to any lease of, real estate.

     SECTION 2.07 PURCHASED ASSETS. Upon the transfer contemplated by Section
1.01 and on and after the Funding Date, SPV will have good and marketable title to, and will validly and lawfully hold, all of the Purchased Assets. Except for restrictions that are generally applicable to SMR Licenses pursuant to the Communications Act, and Liens pursuant to the Loans and the Security Agreement (collectively, "Permitted Liens"), and except with respect to Assumed Management Agreements, if any, none of the Purchased Assets will be subject to any Lien on or after the Closing Date. There is no outstanding claim and no legal basis for any claim by the FCC against any of Arch, PageNet SMR, SPV Holdings or SPV for failure to pay amounts due to the FCC in connection with any FCC auction. As of the date hereof, other than the Licenses, no member of the Arch Group owns, operates or uses any SMR Licenses.

     SECTION 2.08 FINANCIAL STATEMENTS. Set forth in Section 2.08 of the Disclosure Schedule is a balance sheet of each of PageNet SMR, SPV Holdings and SPV as of the date hereof, each of which has been prepared in accordance with generally accepted accounting principles consistently applied ("GAAP") (except for the absence of footnotes) and present fairly in all material respects the financial position of PageNet SMR, SPV Holdings and SPV at the dates stated thereon.

     SECTION 2.09 LIABILITIES. None of PageNet SMR, SPV Holdings or SPV has any liability or obligation, secured or unsecured (whether accrued, absolute, contingent or otherwise), except for (a) those liabilities or obligations arising directly out of the Loans, the Security Agreement and the Guaranty, (b) those liabilities and obligations shown on PageNet SMR's balance sheet, SPV Holdings' balance sheet and SPV's balance sheet, respectively, set forth in
Section 2.08 of the Disclosure Schedule and (c) those liabilities or obligations incurred by PageNet SMR, SPV Holdings or SPV in the ordinary course of business after such date, but only to the extent such liabilities are incurred consistent with the SPV's Limited Liability Company Agreement, the Security Agreement, the Loans and Section 4.01 of this Agreement.

     SECTION 2.10 TAXES. All federal, state and other tax returns and reports required to be filed in connection with the Purchased Assets or the business of PageNet SMR, SPV Holdings or SPV have been duly filed by a member of the Arch Group, PageNet SMR, SPV Holdings or SPV, and all taxes and other assessments and levies (including all interest and penalties), including, without limitation, income, franchise, real estate, sales, gross receipts, use and telecommunications excise and service taxes and employee withholding taxes, owed in connection with the Purchased Assets or the operation of the business of PageNet SMR, SPV Holdings or SPV, have been paid by a member of the Arch Group, PageNet SMR, SPV Holdings or SPV. No member of the Arch Group has waived any statute of limitations with respect to any tax or other assessments or levy applicable to PageNet SMR, SPV Holdings or SPV or the Purchased Assets and all such taxes and other assessments and levies which a member of the Arch Group, PageNet SMR, SPV Holdings or SPV is required by law to withhold or to collect have been duly withheld and collected and have been paid over to the proper United States, state or local governmental entity or municipality or subdivision thereof or any authority, department, agency, court or instrumentality thereof or segregated and set aside for such payment and, if so segregated and set aside, shall be so paid by a member of the Arch Group, PageNet SMR, SPV Holdings or SPV, as required by law. Neither the IRS nor any other taxing authority has asserted in writing or, to the best of Arch's, PageNet SMR's, SPV Holdings' and SPV's Knowledge, is threatening to assert against a member of the Arch Group, PageNet SMR, SPV Holdings or SPV any deficiency or claim for additional taxes or interest thereon or penalties in connection therewith, which deficiency or claim has not been paid and satisfied in full.

     SECTION 2.11 CONTRACTS.

          (a) Except pursuant to the terms of the Licenses, the Transaction Documents (as defined below), or the Management Agreements, neither PageNet SMR, SPV Holdings nor SPV is a party to, or bound by, nor are the Purchased Assets subject to, any agreement, contract or arrangement (collectively, the "Contracts"), including without limitation, any:

             (i) agreement or other arrangement involving payments or receipts;

             (ii) lease or management agreement relating to the use or operation of a License or an SMR License;

             (iii) indenture, agreement, note, mortgage, guaranty or other writing which evidences or relates to any loan of money to, or indebtedness for money borrowed by any member of the Arch Group;

             (iv) license agreement or other contract or agreement relating to patents, trademarks, trade names, techniques or copyrights or applications for any thereof, inventions, trade secrets or other proprietary know-how or technical assistance; or

             (v) any agreement relating to any direct or indirect acquisition of SMR Licenses, whether written or oral.

          (b) None of the operations pursuant to any of the Management Agreements of any facilities authorized by any of the Licenses violate the Communications Act in any manner that would have an adverse effect on any of the Licenses or the transactions contemplated hereunder or the Transaction Documents. Except for the Management Agreements, as to which this representation is made to the Knowledge of Arch, PageNet SMR, SPV Holdings and SPV, (i) none of the members of the Arch Group, or any other party thereto, is in default under the terms of any Contracts described in Subsections 2.11(a), and (ii) no event has occurred, which, with the passage of time or giving of notice, would constitute such a default of a member of the Arch Group or any such other party.

     SECTION 2.12 BROKERS. Except for fees paid to Bear Stearns & Co., which shall be paid by and are the sole responsibility of Arch, no member of the Arch Group has directly or indirectly dealt with anyone acting in the capacity of a finder or broker and none of them has incurred nor will they incur any obligation for any finder's or broker's fee or commission in connection with this Agreement or the transactions contemplated hereby.

     SECTION 2.13 EMPLOYEE BENEFIT MATTERS.

          (a) None of PageNet SMR, SPV Holdings or SPV has or has had any employees or any agreements with any Person that has acted as a consultant or independent contractor for or on behalf of PageNet SMR, SPV Holdings or SPV.

          (b) None of PageNet SMR, SPV Holdings or SPV has ever had any obligation to contribute to any "multiemployer plan" (as defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended). None of PageNet SMR, SPV Holdings or SPV maintains, contributes to, or has any liability under or with respect to any plan or arrangement, whether or not terminated, which provides or provided medical, health, life insurance or other welfare-type benefits for retired (either current or future) or terminated employees (except for limited continued medical benefit coverage required to be provided under Section 4980B of the Internal Revenue Code (the "Code") or as required under applicable state law).

          (c) None of PageNet SMR, SPV Holdings or SPV maintains, contributes to or has any liability under or with respect to any plan or arrangement providing benefits to current or former employees, directors, consultants or independent contractors including any bonus plan, plan for deferred compensation, employee health or other welfare benefit plan or other arrangement, whether or not terminated (any such plan or arrangement, an "Employee Plan").

          (d) For purposes of Section 2.13(b), "PageNet SMR", "SPV Holdings" and "SPV" include all organizations that now are or have been, within the past six
(6) years, considered with PageNet SMR, SPV Holdings or PageNet SMR to be a single employer pursuant to Section 414 of the Code.

     SECTION 2.14 CUSTOMERS. Except for customers using SMR Systems operating under one of the Assumed Management Agreements, if any, and except for customers using SMR Systems under any of the Management Agreements that are not Assumed Management Agreements, all of whose rights to use such SMR Systems will be terminated not later than the date that the related Management Agreement is terminated and in all events before any such License is transferred to Nextel, there are no existing direct or indirect customers of the business of PageNet SMR, SPV Holdings and SPV as of the date hereof. There is no customer of the business of PageNet SMR, SPV Holdings or SPV who would be entitled to free or reduced cost service below PageNet SMR's, SPV Holdings' or SPV's standard rate for such service or who barter for such service. No such free or reduced cost service shall be required to be maintained by Nextel after the Closing.

     SECTION 2.15 REGULATORY MATTERS.

          (a) DEFINITIONS. For purposes of this Agreement, the following terms shall have the indicated meanings:

               "Arch Management Agreement" shall mean any management or other agreement (other than a loading agreement) pursuant to which any member of the

Arch Group agrees to manage or to perform other services (other than loading) with respect to SMR Licenses held by another Person in exchange for either the right to receive a portion of the revenues derived from such SMR Licenses or the right to purchase such SMR Licenses or any loading agreement pursuant to which it is loading SMR Licenses held by another Person in exchange for either the right to receive a portion of the revenues derived from such SMR Licenses in excess of 25% of the aggregate revenues derived from such SMR Licenses or the right to purchase such SMR Licenses.

               "FCC License" shall mean any paging, mobile telephone, SMR or other license, permit, consent, certificate of compliance, franchise, approval or authorization of any type granted or issued by the FCC, including, without limitation, any of the foregoing authorizing the acquisition, construction or operation of an SMR System, radio paging system or other radio communications system.

               "SMR" shall mean a specialized mobile radio.

               "SMR License" shall mean an FCC License authorizing the construction, ownership and operation of an SMR System in the 900 MHz or 800 MHz band issued pursuant to 47 CFR Part 90 of the Rules and Regulations of the FCC.

               "SMR System" shall mean an SMR system licensed under 47 CFR Part 90 of the Rules and Regulations of the FCC.

               "SMR Units" shall mean the number of mobile and control stations (within the meaning of 47 CFR Part 90 of the Rules and Regulations of the FCC) subscribing to SMR Systems licensed to or managed by PageNet SMR excluding, however, any such units which are subject to a Third-Party Management Agreement (as defined herein) if the respective third party has a right to purchase the SMR Licenses which are subject to such Third-Party Management Agreement.

               "Third-Party Management Agreement" shall mean any management or other agreement pursuant to which a Person is managing SMR Licenses held by PageNet SMR, SPV Holdings or SPV, or any loading agreement pursuant to which a Person is loading SMR Licenses held by PageNet SMR, SPV Holdings or SPV.

          (b) LICENSE INFORMATION. Section 1.03 of the Disclosure Schedule sets forth a true and complete list of the following information for each of the Licenses issued to or operated by PageNet SMR, SPV Holdings or SPV:

             (i) the name of the licensee, the call sign, the transmitter location (by DFA or MTA market designation, as applicable) and the frequency or frequencies authorized;

             (ii) the number of channels authorized and the number of channels constructed;

             (iii) except for those Licenses identified as MTA SMR Licenses, whether the License is for a conventional or trunked SMR System, the applicable loading date, whether the License is subject to a finders preference, and whether the License is operating under Special Temporary Operating Authority ("STA") and the applicable STA expiration date; and

             (iv) whether such Licenses are subject to rights of first refusal, options, management agreements and other such rights or obligations, including, without limitation, entitlements to acquire additional ownership interests, which may affect the ownership interests of SPV.

          (c) CONDITION OF SYSTEMS. None of the facilities operated pursuant to the Licenses is operated in violation of the Communications Act in a manner that would reasonably be expected to adversely affect the Licenses, the transactions contemplated in this Agreement or obtaining the Consents of the FCC.

          (d) FEES; LICENSE COMPLIANCE. A member of the Arch Group, with respect to periods prior to the date of formation of SPV, and SPV has paid all franchise, license or other fees and charges which have become due in respect of the ownership, operation or use of the Licenses and SPV has made appropriate provision as is required by GAAP, consistently applied, for any such fees and charges which have accrued, except where the failure to make such payments would not have an adverse effect upon the (i) Purchased Assets or (ii) ability of Arch, PageNet SMR, SPV Holdings or SPV to consummate the transactions contemplated by this Agreement. A member of the Arch Group, with respect to periods prior to the date of formation of SPV, and SPV have duly secured all necessary permits, licenses, consents and authorizations from, and has filed all required registrations, applications, reports and other documents with, the FCC, except where the failure to secure or file would not have an adverse effect upon the (i) Purchased Assets or (ii) ability of Arch, PageNet SMR, SPV Holdings or SPV to consummate the transactions contemplated by this Agreement. As of the Signing Date, PageNet SMR, and as of the Funding Date and Closing Date and each Subsequent Closing, SPV holds the Licenses (except to the extent such Licenses are conveyed to Nextel pursuant to this Agreement) and all of the Licenses are valid and in full force and effect without conditions except for such conditions as are stated on any such License or as are generally applicable to holders of 900 MHz or 800 MHz licenses. Except for FCC rules, policies or waivers of general applicability to all licensees of SMR Licenses, none of PageNet SMR, SPV Holdings or SPV is subject to any agreement, FCC waiver or otherwise applicable regulations encumbering or limiting the use of any License. No event has occurred and is continuing which would reasonably be expected to (i) result in the revocation, termination or adverse modification of any of the Licenses, or
(ii) adversely affect any rights of PageNet SMR, SPV Holdings or SPV thereunder. Arch, PageNet SMR and SPV have no reason to believe and no Knowledge that any of the Licenses will not be renewed in the ordinary course. PageNet SMR, SPV Holdings and SPV have sufficient time, materials, equipment, contract rights and other required resources to complete, in a timely fashion and in full, construction of all the SMR Systems associated with the Licenses in compliance with all applicable technical standards and construction requirements and deadlines. Neither the ownership nor the operation by PageNet SMR, SPV Holdings and SPV of such SMR Systems fail to comply with the Communications Act in a manner that would reasonably be expected to adversely affect the Licenses, the transactions contemplated in this Agreement or obtaining the Consents of the FCC.

          (e) MANAGEMENT AGREEMENTS. No member of the Arch Group is a party to or bound by, with respect to any License, any Arch Management Agreement (and associated option agreements, if any). SPV is not a party to or bound by any Third Party Management Agreements. No member of the Arch Group is a party to or bound by any Third Party Management Agreement other than the Management Agreements set forth on Section 1.04(b) of the Disclosure Schedule. Section 1.04(b) of the Disclosure Schedule identifies each of the Management Agreements and identifies, to the best of the Arch Group's Knowledge, the parties and the term of each such Management Agreement and the Licenses and spectrum affected thereby. With respect to each Management Agreement, Arch, PageNet SMR, SPV Holdings or SPV has the right to, and with respect to each Management Agreement that is not an Assumed Management Agreement, shall, cancel, buy-out or otherwise terminate each such Management Agreement such that none of such Management Agreements will have any adverse effect upon the ability of Arch, PageNet SMR, SPV Holdings or SPV to consummate the transactions contemplated by this Agreement or by the other Transaction Documents and will not impose any obligation, liability, restriction or other encumbrance whatsoever upon Nextel or, on or after the Closing related to any License, any of the Licenses subject to such Closing.

     SECTION 2.16 TRANSFERS OF PURCHASED ASSETS TO SPV. (i) The transfer of the Purchased Assets from PageNet SMR to SPV will be consummated by PageNet SMR with no contemplation of insolvency and with no intent to hinder, delay or defraud any of its present or future creditors; (ii) the consideration to be received by PageNet SMR in exchange for the Purchased Assets is fair consideration, and PageNet SMR will receive a reasonably equivalent value in exchange for the Purchased Assets; (iii) neither on, before or immediately after such transfer, nor as a result of such transfers related thereto, will PageNet SMR:

          (a) not be solvent or be insolvent such that the sum of its debts is greater than all of its property, at a fair valuation;

          (b) be engaged in, or about to engage in, business or a transaction for which any property remaining with PageNet SMR will be an unreasonably small capital or the remaining assets of PageNet SMR will be unreasonably small in relation to its respective business or the transaction; and

          (c) have intended to incur, or believed it would incur, debts that would be beyond its respective ability to pay as such debts mature or become due. PageNet SMR's assets and cash flow enable it to meet its present obligations in the ordinary course of business as they become due; and

(iv) both immediately prior to and immediately following the consummation of the transfers of the Purchased Assets; (y) the present fair salable value of PageNet SMR's assets will be in excess of the amount that will be required to pay its probable liabilities as they then exist and as they become absolute and matured; and (z) the sum of PageNet SMR's assets was or will be greater than the sum of its debts, valuing its assets at a fair salable value.

     SECTION 2.17 BANKRUPTCY. None of Arch, PageNet SMR, SPV Holdings or SPV has declared, or otherwise taken any action that would result in, its voluntary Bankruptcy. No involuntary Bankruptcy action or proceeding has been filed or, to the Knowledge of the Arch Group, is threatened against any of Arch, PageNet SMR, SPV Holdings or SPV and from and after the date hereof, no event has occurred and none of Arch, PageNet SMR, SPV Holdings or SPV has taken any action that would result in its involuntary Bankruptcy. For the purposes of this Agreement, the term "Bankruptcy" means, with respect to any Person, if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is the subject of an involuntary petition in bankruptcy, irrespective of whether an order for relief has been entered with respect to such Person, (iv) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (v) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (vi) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (vii) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, or (viii) if one hundred twenty (120) days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within ninety (90) days after the appointment without such Person's consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within ninety (90) days after the expiration of any such stay, the appointment is not vacated.

     SECTION 2.18 APPROVALS. Consent from the FCC, the Bank Consents, the Series C Consent and the expiration or termination of any waiting periods under the HSR Act (as defined herein) are the only consents, novations, approvals, authorizations, requirements (including filing and registration requirements), waivers and agreements prescribed by any law or regulation, or any contract, agreement, commitment or undertaking ("Consents") that must be obtained or satisfied by Arch, PageNet SMR, SPV Holdings or SPV to transfer the Purchased Assets, for the consummation of the transactions contemplated by this Agreement, or for the continued performance by Arch, PageNet SMR, SPV Holdings or SPV of their rights and obligations hereunder, except that Arch, PageNet SMR, SPV Holdings and SPV make no representation as to whether the consent, approval, authorization or notification of, or any other filing with, any state or local governmental entity which may assert jurisdiction on any of them or on the Licenses, would be so required.

     SECTION 2.19 CONVEYANCE DOCUMENTS. All deeds, bills of sale, endorsements, assignments, affidavits and other good and sufficient instruments of sale, assignment, conveyance and transfer as are required to effectively vest in SPV good and marketable title in and to, and evidence that SPV validly and lawfully holds, all of the Purchased Assets, free and clear of any and all Liens, except Permitted Liens and Assumed Management Agreements, if any, are set forth in
Section 6.01 of this Agreement.

     SECTION 2.20 NO MISSTATEMENTS OR OMISSIONS. None of the information or documents furnished or to be furnished by Arch, PageNet SMR, SPV Holdings or SPV to Nextel or to any of Nextel's representatives is or will be false or misleading as to any material fact or omits or will omit to state a material fact required to be stated therein or necessary in order to make any of the statements made therein, in light of the circumstances under which they were made, not misleading.

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF NEXTEL

Nextel represents and warrants to Arch, PageNet SMR and SPV that:

     SECTION 3.01 CORPORATE ORGANIZATION; AUTHORIZATION.

          (a) Nextel has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware and has the corporate power and authority to own or lease its properties and to conduct its business as it is now being conducted.

          (b) Nextel has all necessary corporate power and authority to enter into this Agreement and to perform all of the obligations to be performed by it hereunder. The execution, delivery and performance of this Agreement by Nextel has been duly authorized by Nextel, and upon the execution and delivery hereof by, respectively, Arch, PageNet SMR, SPV Holdings and SPV, this Agreement will constitute the valid and legally binding obligations of Nextel, enforceable against it in accordance with its terms, except as enforceability thereof may be limited by applicable bankruptcy, reorganization, insolvency or other similar laws affecting creditors' rights generally, or by equitable principles of general applicability with respect to the availability of equitable remedies.

     SECTION 3.02 NO CONFLICT. The execution and delivery of this Agreement by Nextel and the consummation of the transactions contemplated hereby do not and will not violate any provision of, or result in the breach of, or accelerate or permit the acceleration of the performance required by the terms of, any applicable law, rule or regulation of any governmental body, or the Certificate of Incorporation or the By-Laws of Nextel or any agreement, indenture or other instrument to which Nextel is a party or by which Nextel may be bound, or of any order, judgment or decree applicable to it, or terminate or result in the termination of any such agreement, indenture or instrument, or result in the creation of any Lien upon any of the properties or assets of Nextel under any agreement to which it is a party, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, acceleration, termination or creation of a Lien.

     SECTION 3.03 LITIGATION. There are no actions, suits, proceedings, claims or investigations formally instituted and pending or, to the Knowledge of Nextel, threatened against Nextel or any of its subsidiaries or involving any of their respective properties or assets before any governmental entity that could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. Nextel is not subject to or in default under any outstanding order, writ, injunction or decree that could reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

     SECTION 3.04 COMPLIANCE WITH LAWS. Nextel is not in violation (nor is liable or otherwise currently responsible with respect to prior violations) of any statute, law or regulation, except for any such violations which individually and collectively would not have a material adverse effect upon the ability of Nextel to consummate the transactions contemplated by this Agreement. Nextel has timely obtained all licenses and permits and timely filed all reports required to be filed under any such applicable laws or regulations, except for any such failures which individually and collectively would not have a material adverse effect upon the ability of Nextel to consummate the transactions contemplated by this Agreement.

     SECTION 3.05 BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Nextel.

ARTICLE 4 COVENANTS OF ARCH, PAGENET SMR, SPV HOLDINGS AND SPV

     SECTION 4.01 CONDUCT OF BUSINESS. From the date of this Agreement until the Closing Date, PageNet SMR, SPV Holdings and SPV shall, Arch shall cause PageNet SMR and SPV Holdings to, and Arch and SPV Holdings shall cause SPV to, conduct their respective business as contemplated by the parties to consummate the transactions contemplated hereby, and, without limiting the generality of the foregoing, neither PageNet SMR, SPV Holdings nor SPV shall, without the prior written consent of Nextel, except as contemplated by this Agreement, the Loans, the Security Agreement and the Guaranty:

          (a) dispose or contract to dispose of any SMR channels or FCC
Licenses;

          (b) sell, transfer, lease, mortgage, pledge or otherwise encumber, dispose of or contract to dispose of any Purchased Asset;

          (c) modify, amend, cancel or terminate any of the Assumed Management Agreements;

          (d) except for the 800 MHz license to be purchased by PageNet SMR on the Funding Date, acquire or contract to acquire any SMR channels or FCC Licenses or any rights to acquire any SMR channels or FCC Licenses or acquire or contract to acquire, directly or indirectly, any interest in an entity that has any interest in SMR channels or FCC Licenses;

          (e) voluntarily incur any absolute or contingent debt obligation;

          (f) deconstruct any presently constructed channel;

          (g) enter into any lease or contract for the purchase or sale of real estate or of any interest therein;

          (h) adopt any employee benefit plan or any employment agreement;

          (i) declare or pay any dividends or purchase or redeem any of its shares, notes or other securities or make any other distribution to stockholders (except that such restriction shall not apply to PageNet SMR);

          (j) employ or hire as a consultant any Person, except as permitted by SPV's Limited Liability Company Agreement;

          (k) form or cause to be formed any subsidiary;

          (l) make any commitments for capital improvements, except as permitted by SPV's Limited Liability Company Agreement; or

          (m) agree or commit to do any of the foregoing.

     SECTION 4.02 INSPECTION. SPV shall permit representatives of Nextel, during normal business hours, to examine PageNet SMR's, SPV Holdings' and SPV's properties, books, contracts, tax returns and other records, and shall furnish such representatives with all such information concerning such affairs as they may reasonably request. Arch shall permit representatives of Nextel, during normal business hours, to examine the Arch Group's (other than the records that are the subject of the prior sentence) properties, books, contracts, tax returns and other records that relate to the Purchased Assets, the Management Agreements, PageNet SMR or SPV Holdings and shall furnish such representatives with all such information in writing concerning such affairs as they may reasonably request. Arch, PageNet SMR, SPV Holdings and SPV shall, at Nextel's reasonable request, seek waivers of provisions of any Contract which provisions would have the effect of prohibiting Nextel from exercising the rights described in this Section 4.02. Any information or document provided to Nextel or acquired by Nextel during an investigation pursuant to this Section 4.02 shall be deemed confidential information subject in all cases to the terms of the provisions of
Section 5.01.

     SECTION 4.03 RESTRAINT ON SOLICITATIONS. From the date of this Agreement until the Closing Date, none of Arch, PageNet SMR, SPV Holdings or SPV shall, nor shall any of them permit any of its affiliates to, directly or indirectly, encourage (including by way of furnishing information), solicit, initiate, participate in or otherwise be a party to any discussions or negotiations with any Person concerning any transaction that constitutes, or may reasonably be expected to lead to, any Proposal (as defined herein). Neither the Board of Directors or managers of any of Arch, PageNet SMR, SPV Holdings or SPV, nor any committee thereof, shall (a) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Nextel, the approval by the Board of Directors or managers of any of Arch, PageNet SMR, SPV Holdings or SPV of this Agreement or
(b) approve, or propose to approve, any Proposal. Arch, PageNet SMR, SPV Holdings or SPV, as the case may be, will immediately notify Nextel if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, Arch, PageNet SMR, SPV Holdings or SPV. As used in this Agreement, "Proposal" shall mean any proposal or offer from any Person relating to any acquisition of the Purchased Assets or a merger, share exchange or other business combination involving PageNet SMR, SPV Holdings or SPV or a merger, share exchange or other business combination involving Arch that does not expressly permit, delay or otherwise adversely affect the consummation of the transactions contemplated by this Agreement or in any way adversely affects Nextel's rights and remedies under this Agreement or any Transaction Document.

     SECTION 4.04 UPDATE INFORMATION. Not earlier than ten (10) and not less than five (5) days before the date scheduled for the Initial Closing and each Subsequent Closing, Arch, PageNet SMR, SPV Holdings and SPV shall correct and supplement in writing any information furnished in the Disclosure Schedule that is incorrect or incomplete (or otherwise expressly contemplated by Article 2 of this Agreement), and shall promptly furnish such corrected and supplemented information to Nextel, so that such information shall be correct and complete at the time such updated information is so provided, provided that such information to be delivered after the Initial Closing and prior to any Subsequent Closing shall refer only to the Purchased Assets to which such Subsequent Closing relates. Thereafter, until such Subsequent Closing, Arch, PageNet SMR, SPV Holdings and SPV shall notify Nextel in writing of any changes or supplements to the updated information needed to make such information correct and complete at all times up to such closing.

     SECTION 4.05 FURTHER ASSURANCES. Arch, PageNet SMR, SPV Holdings and SPV shall use their best efforts to implement the provisions of this Agreement, and for such purpose, SPV shall, at the request of Nextel, at or after the Closing, without further consideration, promptly execute and deliver, or cause to be executed and delivered, to Nextel such deeds, assignments, bills of sale, consents and other instruments in addition to those required by this Agreement, in form and substance satisfactory to Nextel, and take all such other actions appropriate to the circumstances, as Nextel may reasonably deem necessary or desirable to implement any provision of this Agreement or to more effectively transfer, convey and assign to Nextel or its designee good and marketable title to, the right to validly and lawfully hold, and to put Nextel or its designee in actual possession and operating control of, all of the Purchased Assets free and clear of all Liens, other than Permitted Liens and, with respect to the Licenses, other than Assumed Management Agreements, if any.

     SECTION 4.06 TAX RETURNS. Arch, PageNet SMR, SPV Holdings and SPV will prepare or cause to be prepared all income, franchise, sales and other tax returns or reports required by law and promptly make all tax payments which are required through the Closing Date and the date of each Subsequent Closing with respect to their respective businesses and the use and operation of the Purchased Assets purchased at such closing. Each of PageNet SMR, SPV Holdings and SPV shall cooperate with Nextel's counsel in the submission of tax clearance requests to the various state taxing authorities to which PageNet SMR, SPV Holdings or SPV are subject and shall cooperate with such authorities to facilitate the issuance of all necessary tax clearances required by law, if any.

     SECTION 4.07 MANAGEMENT AGREEMENTS. For a period of thirty (30) days following the Signing Date, Arch, PageNet SMR, SPV Holdings and SPV (i) shall provide Nextel with such information as Nextel shall reasonably request concerning the Management Agreements and (ii) shall cooperate with Nextel in facilitating the assignment to Nextel, contingent upon the assignment of the affected Licenses, of the rights and obligations of such Arch Group member under such Management Agreement that Nextel, in its sole discretion, elects in writing to assume. On or before the end of such thirty (30) day period, Nextel shall identify in writing to Arch each such Management Agreement that Nextel elects to assume (each, an "Assumed Management Agreement") and Arch shall take all necessary action to cancel, buy-out or otherwise terminate each of the Management Agreements that Nextel has not elected to assume (without any cost to SPV) such that none of such Management Agreements will have any adverse effect upon the ability of Arch, PageNet SMR, SPV Holdings or SPV to consummate the transactions contemplated by this Agreement or by the other Transaction Documents or will impose any obligation, liability, restriction or other encumbrance whatsoever upon Nextel or, on and after the Closing related to any of the Licenses, any of such Licenses. Arch, PageNet SMR, SPV Holdings and SPV shall use their commercially reasonable efforts, without having to make any expenditures, to cause the Assumed Management Agreements, if any, to be transferred and assigned to Nextel. None of Arch, PageNet SMR, SPV Holdings or SPV shall be deemed to have made any warranty or representation with regard to the validity or enforceability of any Assumed Management Agreement that is assigned to and assumed by Nextel. To the extent that Nextel or an affiliate of Nextel operates pursuant to a Management Agreement facilities authorized by any of the Licenses, Nextel shall take no action, except as may be required by law or by any member of the Arch Group pursuant to the terms of any Management Agreement, that would cause any of such Licenses to fail to meet the standards to be Delivered (as defined in Section 1.06).

     SECTION 4.08 LICENSE INFRASTRUCTURE CONSTRUCTION.

          (a) From and after the date of this Agreement, the Arch Group agrees
(i) to consult with Nextel and to provide to Nextel, at least every thirty (30) days, a written status report containing full information regarding the construction, if any, pursuant to any of the Licenses and (ii) to cooperate with Nextel to determine what infrastructure constructed or to be constructed by Nextel in the Minneapolis-St. Paul, Omaha, Spokane-Billings, Des Moines, Wichita and Little Rock MTAs (the "Widely Dispersed MTAs") can be employed to expedite and complete the construction of the Licenses that authorize service in the Widely Dispersed MTAs.

          (b) PageNet SMR, SPV Holdings and SPV shall use their best efforts to cause all of the Licenses to meet the conditions required to be Delivered as of the Closing Date as required under Section 1.06 of this Agreement. If at any time, the time remaining until the MTA Construction Deadline for any License is less than nine (9) calendar months, PageNet SMR, SPV Holdings and SPV shall, to the extent necessary to meet the conditions required for the Licenses to be Delivered, take all necessary steps and make all commercially reasonable and necessary preparations to ensure that such License shall be constructed and operational in accordance with all FCC requirements, and that PageNet SMR, SPV Holdings and SPV shall have timely made the requisite certification of construction to the FCC, prior to the MTA Construction Deadline, provided that, and notwithstanding any more general undertaking provided elsewhere in this Agreement with respect to construction under a License for one of the Widely Dispersed MTAs, Arch shall not be required to take any such steps or make any such preparations to the extent such activity requires Arch to expend out-of-pocket funds. It is further agreed that, for the seventeen Licenses for the MTAs listed on Section 4.08 of the Disclosure Schedule, Arch, PageNet SMR, SPV Holdings and SPV shall not be required to take any such steps or make any such preparations as to those Licenses except to the extent requested in writing by Nextel, in which event, PageNet SMR, SPV Holdings and SPV shall take all such necessary steps and make all such commercially reasonable and necessary preparations so requested by Nextel to ensure that such Licenses shall be constructed and operational in accordance with all FCC requirements and Nextel shall promptly reimburse PageNet SMR, SPV Holdings and SPV for all documented incremental out-of-pocket costs incurred to complete such requested construction of any or all of the seventeen Licenses for the MTAs listed on Section 4.08 of the Disclosure Schedule.

          (c) Nextel, upon request by SPV, shall take commercially reasonable steps to cooperate with SPV in SPV's construction of facilities authorized under MTA SMR Licenses included in the Licenses in connection with SPV's fulfillment of its obligations hereunder to meet the conditions for the Licenses to be Delivered, provided that Nextel's agreement to cooperate shall not alter the obligations of Arch, PageNet SMR, SPV Holdings and SPV hereunder or cause such obligations to be or become in any respect joint obligations with Nextel.

     SECTION 4.09 TRANSITION SERVICES.

          (a) The Arch Group shall provide Nextel and its subsidiaries at no cost with access to base station sites and the use of any and all necessary infrastructure including, but not limited to, repeaters, antennas, associated base station equipment and handsets to maintain all the Licenses that have been constructed as of the closing with respect to such Licenses (including Licenses previously constructed and required to be restored to operation on or before such Closing Date or Subsequent Closing date pursuant to Section 1.06(b)) as both constructed and operational consistent with FCC requirements for a period of up to nine (9) months after the closing with respect to such License. Any of the properties, equipment and/or systems provided to Nextel and its subsidiaries in connection with the transition services contemplated hereby shall be in material compliance with all standards and rules imposed by any governmental agency or authority applicable to the operation and ownership of such properties, equipment and systems.

          (b) Nextel and Arch, PageNet SMR, SPV Holdings and SPV agree to use their commercially reasonable efforts to negotiate and enter into a transition services agreement within ninety (90) days from the Signing Date, which transition services agreement shall set forth the terms under which the Arch Group shall provide the transition services described above in Section 4.09(a) and shall in any event be sufficient to keep such Licenses constructed under the Communications Act; provided, however, that the terms of such transition services agreement shall be consistent with the terms set forth above in Section 4.09(a) and in the event that the parties are unable to negotiate, and do not execute, such a transition services agreement, the Arch Group's obligations to provide the transition services described above in Section 4.09(a) shall be unaffected.

     SECTION 4.10 USE OF PROCEEDS.

          (a) Arch shall use, or cause PageNet SMR to use, the proceeds of the Secured Loan solely to repay the indebtedness of Wireless Holdings, Inc. (fka

Arch Paging, Inc.) pursuant to that certain Third Amended and Restated Credit Agreement by and among Wireless Holdings, Inc., the lenders party thereto, and the Bank of New York, as administrative agent, dated as of March 23, 2000, as amended through the date hereof (the "Credit Agreement").

          (b) SPV shall retain and not dividend Five Million Dollars ($5,000,000) of the proceeds of the Unsecured Loan to fund its day to day working capital and operating needs (including, without limitation, the payment obligations under Sections 1.8(b) and 4.13 of this Agreement and any indemnity obligations owing pursuant to Section 5.05 of this Agreement) and to comply with the requirements of its Limited Liability Company Agreement. Except for up to Nine Million Dollars ($9,000,000) in proceeds of the Unsecured Loan which Arch may use to make the interest payment due on its 10-7/8% Senior Discount Notes due on September 15, 2001, Arch shall distribute the remaining proceeds from the Unsecured Loan to its operating subsidiaries for their day to day working capital and operational needs and to conduct their respective businesses in the ordinary course of business provided that Arch and its affiliates comply with the terms and conditions of the (a) Third Amended and Restated Credit Agreement, dated as of March 23, 2000, among Arch Wireless Holdings, Inc. (fka Arch Paging, Inc.), the lenders party thereto, and The Bank of New York, as administrative agent, as amended, (b) Third Amended and Restated Parent Guaranty, dated as of November 10, 2000, between Arch and The Bank of New York, as collateral agent, and (c) Parent Guaranty (PageNet), dated as of November 10, 2000, between Arch and The Bank of New York, as collateral agent, each as amended through the date hereof and as such agreements exist on the date hereof and as such agreements will be further amended as contemplated under the Bank Consents. Upon repayment in full of the Loans, Nextel consents that any part of such Five Million Dollar ($5,000,000) retained amount that remains undisbursed may be distributed to SPV Holdings and thereafter to Arch or its subsidiaries, subject to SPV and SPV Holdings complying with the terms of the Limited Liability Company agreement of SPV.

     SECTION 4.11 OTHER BUSINESS. For a period of not less than three-hundred sixty-six (366) days following satisfaction of all of the obligations under the Loans, SPV shall not, and each of Arch and SPV Holdings shall cause SPV to not, engage in any business other than the business purposes set forth in SPV's Limited Liability Company Agreement as in effect on the date hereof.

     SECTION 4.12 COMPLIANCE WITH SPV LIMITED LIABILITY COMPANY AGREEMENT. For a period of not less than three-hundred sixty-six (366) days following satisfaction of all of the obligations under the Loans (a) SPV shall, and each of Arch and SPV Holdings shall cause SPV to, comply with, and not take any action that is inconsistent with, any of the provisions, terms or obligations of SPV's Limited Liability Company Agreement and (b) neither Arch nor SPV Holdings shall take any action against SPV that could impair SPV's ability to comply with the terms and obligations of SPV as set forth in SPV's Limited Liability Company Agreement.

     SECTION 4.13 PAYMENT OF UNDELIVERED LICENSE AMOUNT. Subject to the limitations set forth in Section 1.08(b) of this Agreement, in the event that a Restricted License cannot be Delivered, at Nextel's option, Nextel may require Arch (to the extent Nextel requires the Undelivered License Amount to be paid in shares of Series F Preferred Stock) and SPV to, and, in such event, Arch and SPV

Holdings shall cause SPV to, pay to Nextel an amount that is equal to the Undelivered License Amount. In the event that Nextel requires the payment of the Undelivered License Amount as contemplated in this Section 4.13 and in Section 1.08(b), SPV and/or Arch, as applicable, shall pay the Undelivered License Amount to Nextel by, at Nextel's option, (1) using any remaining portion of the Five Million Dollars ($5,000,000) required to be retained by SPV pursuant to the terms of the Unsecured Note and/or (2) issuing a number of shares of Series F Preferred Stock having an aggregate initial liquidation preference (subject to adjustment in the event of stock dividends, stock splits and other recapitalization events) equal to such Restricted License value. Notwithstanding anything in this Section 1.08(b) to the contrary, the parties agree that in the event that the failure to Deliver a Restricted License also gives Nextel a right to indemnification from Arch, PageNet SMR, SPV Holdings or SPV under Section
5.05 of this Agreement, Nextel shall be entitled to receive the greater of the Undelivered License Amount and the Costs (as defined herein) to which it is entitled under Section 5.05 of this Agreement arising from the failure to Deliver a Restricted License; provided, however, that in no event shall Nextel be entitled to receive both the Undelivered License Amount and the indemnifiable Costs to which it is entitled under Section 5.05 of this Agreement for the failure to deliver a Restricted License.

     SECTION 4.14 LIMITATIONS ON ACTIONS WITH RESPECT TO SERIES F PREFERRED STOCK. Until such time as Nextel, or a designee of Nextel, is transferred all of the shares of Series F Preferred Stock to which it is entitled as contemplated by this Agreement, the Secured Note, the Unsecured Note, the Preferred Stock Purchase Agreement and the Series F Preferred Stock Assignment and Assumption Agreement (as defined herein), (1) Arch shall not take any of the actions set forth in Section 4(b) of the Certificate of Designations without the prior written consent of Nextel and (2), with respect to any other action or matter under the Certificate of Designations that must be approved or voted upon by the holders of the Series F Preferred Stock, or to which any of the holders of the Series F Preferred Stock have a right to approve or vote upon, none of Arch, SPV Holdings, or SPV shall exercise, or cause to be exercised, such approval or voting right without the prior written consent of Nextel.

ARTICLE 5 JOINT COVENANTS

     SECTION 5.01 CONFIDENTIALITY. Except (i) for any governmental filing required in order to complete the transactions contemplated herein; and (ii) as Nextel, Arch, PageNet SMR and SPV may agree or consent in writing, all information received by Arch, PageNet SMR, SPV Holdings, SPV and Nextel and their respective representatives pursuant to the terms of this Agreement shall be subject to the terms of the Confidentiality Agreement dated December 15, 2000 between NCI and Arch; provided, however, Arch, PageNet SMR, SPV Holdings and SPV shall also be required to maintain confidential all information of such entities related to the Purchased Assets with respect to which NCI has a confidentiality obligation; and provided, further, notwithstanding any other provision of such Confidentiality Agreement to the contrary, Nextel may disclose any information disclosed by Arch, PageNet SMR, SPV Holdings or SPV relating to the Purchased Assets or the transactions contemplated by this Agreement, so long as such disclosure occurs after the Closing.

     SECTION 5.02 SUBSTITUTE OF SUBSIDIARY. Nextel has the option to substitute any wholly owned direct or indirect subsidiary of NCI for itself in connection with this Agreement, provided that such substitution does not adversely affect the interests of Arch, PageNet SMR or SPV and such substitution shall not release Nextel of its obligations hereunder unless NCI elects to replace Nextel in fulfilling Nextel's obligations hereunder. If Nextel makes such an election, each reference to Nextel herein shall be deemed to refer to the new subsidiary of NCI.

     SECTION 5.03 ANTITRUST FILING. In connection with the transactions contemplated by this Agreement, Arch, PageNet SMR, SPV Holdings, SPV and Nextel (and, to the extent required, each of their affiliates) shall promptly (and in any event within seven (7) calendar days hereof) file or cause to be filed any reports, documents, filings or other data required to be filed by them, respectively, pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and the rules and regulations promulgated thereunder, and each shall use its commercially reasonable efforts to respond as promptly as practicable to all inquiries received for additional information or documentation. Arch and Nextel shall each be responsible for fifty percent (50%) of the filing fees to be paid in connection with the filing of notifications under the HSR Act.

     SECTION 5.04 SUPPORT OF TRANSACTIONS. Nextel, Arch, PageNet SMR, SPV Holdings, SPV and their respective affiliates shall each (a) use his or its commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory Consents under Articles 8 and 9 required to consummate the transactions contemplated by this Agreement; (b) exert his or its commercially reasonable efforts to obtain all material Consents of third parties that Nextel, Arch, PageNet SMR, SPV Holdings, SPV or their respective affiliates are responsible for obtaining in order to consummate the transactions contemplated by this Agreement; (c) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Articles 8 and 9 or otherwise to comply with this Agreement; and (d) provide the other parties, and such other party's employees, officers, accountants, lawyers, financial advisors and other representatives with access to its personnel, properties, business and records under all reasonable circumstances.

     SECTION 5.05 INDEMNIFICATION.

          (a) Each of Arch, PageNet SMR, SPV Holdings and SPV covenants and agrees, jointly and severally, to indemnify and save harmless Nextel and its affiliates (including, without limitation, NCI) from and against any and all claims, liabilities, costs, damages and expenses ("Costs") incurred by any of such Persons caused by (i) any breach of the representations and warranties of Arch, PageNet SMR, SPV Holdings or SPV contained in this Agreement; (ii) any failure to observe or perform any covenant or other agreement, on the part of Arch, PageNet SMR, SPV Holdings, SPV or their affiliates contained in this Agreement, provided that the failure to Deliver any License, in and of itself, shall not be deemed to be a failure to observe or perform any covenant or agreement hereunder; (iii) any of the Excluded Liabilities (including, without limitation, liabilities associated with Management Agreements that are not Assumed Management Agreements and any and all liabilities (including successor liabilities), or obligations that are not otherwise Assumed Liabilities relating to periods prior to the closing of the purchase and sale of Purchased Assets resulting from Arch Group's operation, ownership, use or sale of such Purchased Assets); (iv) any claim or finders fee or brokerage or other commission arising by reason of any services alleged to have been rendered to or at the insistence of any member of the Arch Group with respect to this Agreement or any of the transactions contemplated hereby; (v) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including, without limitation, attorneys' fees and court costs and expenses incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity; and (vi) any failure to comply with the laws of any jurisdiction relating to bulk transfers that may be applicable in connection with the transfer of the Purchased Assets to Nextel or its designee. Subject to Section 5.05(d) hereof, Nextel shall, at its discretion, have the right to determine from which entity (i.e., Arch, PageNet SMR, SPV Holdings and/or SPV), that Nextel or any other indemnified party under this Section 5.05(a) is entitled to seek indemnification from under this Section 5.05(a) and each of Arch, PageNet SMR and SPV Holdings hereby waive any right of subrogation, contribution or other claim that such entity may have against SPV and Arch and PageNet SMR hereby waive any right of subrogation, contribution or other claim that Arch or PageNet SMR may have against SPV Holdings with respect to any Costs or other obligations for which it is responsible for under this Section 5.05(a).

          (b) Nextel covenants and agrees to indemnify and save harmless SPV and its affiliates (including, without limitation, Arch, PageNet SMR and SPV Holdings) from and against any and all Costs incurred by any such Persons caused by (i) any breach of the representations and warranties of Nextel contained in this Agreement; (ii) any failure to observe or perform any covenants or other agreement on the part of Nextel contained in this Agreement; (iii) any executory obligations under any Assumed Management Agreement relating to the period subsequent to the date of the closing at which such Assumed Management Agreement is assigned to, and assumed by, Nextel; (iv) Nextel's operation, ownership, use or sale of Purchased Assets during the period subsequent to the date of the closing at which such Purchased Assets are acquired by Nextel; (iv) any claim or finder's fee or brokerage or other commission arising by reason of any services alleged to have been rendered to or at the insistence of Nextel with respect to this Agreement or any of the transactions contemplated hereby; and (v) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including, without limitation, attorneys' fees and court costs and expenses incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof.

          (c) The obligations of any indemnifying party under this Section 5.05 with respect to Costs resulting from the assertion of liability by third parties (each, as the case may be, a "Third-Party Claim"), will be subject to the following terms and conditions:

             (i) Any party against which any Third-Party Claim is asserted will give the party or parties required to provide indemnity hereunder written notice of any such Third-Party Claim promptly after learning of such Third-Party Claim, and any indemnifying party may at its option undertake the defense thereof by representatives of its own choosing. Failure to give prompt notice of a Third-Party Claim hereunder shall not affect any indemnifying party's obligations under this Section 5.05, except to the extent any such indemnifying party is materially prejudiced by such failure to give prompt notice. If all or any indemnifying party or parties, within thirty (30) days after notice of any such Third-Party Claim, or such shorter period as is reasonably required, fails to assume the defense of such Third-Party Claim, the indemnified party shall have the sole right thereafter to undertake the defense, compromise or settlement of such Third-Party Claim on behalf of and for the account and risk, and at the expense, of the indemnifying party or parties, as the case may be; and

             (ii) Anything in this Section 5.05 to the contrary notwithstanding, the indemnifying party or parties shall not enter into any settlement or compromise of any action, suit or proceeding or consent to the entry of any judgment (A) which does not include as an unconditional term thereof the delivery by the claimant to the indemnified party of a written release from all liability in respect of such action, suit or proceeding, or (B) for other than monetary damages without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld.

          (d) Nextel agrees that any indemnification obligation of Arch, PageNet SMR, SPV Holdings or SPV that results from facts, circumstances, breaches or violations that preclude any License from being a Delivered License under this Agreement (other than a Third Party Claim) shall be equal to the applicable License value as determined pursuant to Section 1.06 (for these purposes treating such License as a Restricted License), plus the Costs of defending a Third-Party Claim if such claim shall form the basis for seeking such indemnification. Nextel further agrees that any indemnification obligation of Arch, PageNet SMR, SPV Holdings or SPV with respect to this Section 5.05, other than those arising out of fraud or willful and voluntary breaches of the Agreement, shall be satisfied solely and exclusively, at Nextel's option, (a) with any remaining portion of the Five Million Dollars ($5,000,000) required to be retained by SPV pursuant to the terms of the Unsecured Note and (b) by the issuance of a number of shares of Series F Preferred Stock by Arch equal to the quotient obtained by dividing (x) the amount of such indemnification obligation by (y) the $100 initial liquidation price of the Series F Preferred Stock (subject to adjustment in the event of stock dividends, stock splits and other recapitalization events); provided that no fractional shares of Series F Preferred Stock shall be issued and instead Arch shall pay cash in lieu of such fractions, determined based on the $100 initial liquidation price of the Series F Preferred Stock, for such fractional shares.

          (e) Arch, PageNet SMR, SPV Holdings and SPV agree that notwithstanding the foregoing, no entity other than SPV shall have a right to seek any indemnification against Nextel until all of the principal, interest and other amounts owing under the Loans have been satisfied in full and in no event may any indemnification be sought by SPV from Nextel beyond SPV's right to set off against the Loans until all of the principal, interest and other amounts owing under the Loans have been satisfied in full. Once all of the principal, interest and other amounts owing under the Loans have been satisfied in full, Arch, PageNet SMR, SPV Holdings and SPV further agree that any indemnification obligation of Nextel with respect to this Section 5.05 shall be satisfied solely and exclusively, as follows: First, with up to Five Million Dollars ($5,000,000) in cash and Second, to the extent permitted by applicable securities laws, by Nextel transferring to the indemnified party such number of shares of Series F

Preferred Stock, if any, that it has obtained under the terms of this Agreement, the Secured Note or the Unsecured Note equal to the quotient obtained by dividing (x) the amount of such indemnification obligation by (y) the $100 initial liquidation price of the Series F Preferred Stock (subject to adjustment in the event of stock dividends, stock splits and other recapitalization events).

          (f) The right to bring a claim for breach of the representations and warranties set forth in this Agreement shall survive for a period of eighteen
(18) months following the date of the last Subsequent Closing, except for Arch's, PageNet SMR's, SPV Holdings' and SPV's representations and warranties contained in Sections 2.10 and 2.13, each of which shall survive until six (6) months after the expiration of the relevant statute of limitations, or any extensions thereof. The right to bring a claim for breach of any covenant or agreement in this Agreement will survive the Closing in accordance with its terms.

     SECTION 5.06 FCC APPROVAL. Each party covenants and agrees to use diligent and commercially reasonable efforts to obtain, as promptly as possible, the consent of the FCC to the assignment of the Licenses to Nextel and/or its designee(s). SPV shall cause to be prepared and provided to Nextel not more than seven (7) days following the Signing Date, and on or before the later of (A) January 31, 2001 and (B) two (2) business days after the delivery to Nextel by SPV or FCC counsel for SPV, of completed and signed FCC forms and any other documents and applications that are necessary or advisable to obtain FCC consent to the assignment of the Licenses to Nextel or one or more designees of Nextel, Nextel shall complete its portion of such forms and return them and any required documents and applications to SPV. SPV shall, not less than two (2) business days following the Funding Date, file or shall cause to be filed, executed copies of such forms and other documents and applications with the FCC. Each party shall (i) promptly deliver to the others any notice or inquiry received by it from the FCC with respect to any of the Licenses, (ii) cooperate with the other party in formulating a response to any such notice or inquiry and (iii) promptly file with the FCC a response to such notice or inquiry that is reasonably acceptable to each party. Arch and Nextel shall each be responsible for fifty percent (50%) of the FCC filing fees associated with filing of applications for the assignment of the Purchased Assets from SPV to Nextel and/or Nextel's designees. Each member of the Arch Group shall not make any filing, and shall withdraw, or cause to be withdrawn, any of their respective filings, with the FCC that make any objection or opposition to positions taken by or on behalf of Nextel or any of its affiliates to the extent that any such filings would reasonably be expected to adversely affect the Licenses or the transactions contemplated hereunder, the Transaction Documents or any Consents from the FCC.

     SECTION 5.07 MARKETING ALLIANCE AGREEMENT. Nextel and Arch shall use their commercially reasonable efforts to enter into a marketing agreement on or before the Closing Date that will be mutually acceptable to both Nextel and Arch.

     SECTION 5.08 EXCLUSIVE REMEDIES. Nextel, Arch, PageNet SMR, SPV Holdings and SPV acknowledge that, in view of the uniqueness of the transactions contemplated by this Agreement, a material breach or material failure to comply with the terms and obligations of Sections 1.01, 1.02, 1.03, 1.04, 1.06, 1.08, 4.01, 4.02, 4.03, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14,
5.01, 5.03 and 5.04 and 5.06 of this Agreement would cause irreparable harm to the parties for which there would not be an adequate remedy at law for money damages. Therefore, Nextel, Arch, PageNet SMR, SPV Holdings and SPV agree that the parties are entitled to seek specific performance and/or injunctive relief without the posting of bond or other security in addition to any other remedy to which it may be entitled hereunder or at law or in equity, in any court of competent jurisdiction for any breach or noncompliance of such sections of this Agreement. Other than such equitable relief with respect to the breach or noncompliance of the sections of this Agreement described above, and except for the rights of Nextel, Arch or any of their respective affiliates under the Transaction Documents (as defined herein), the rights to indemnification under this Article 5 shall be the exclusive remedy under this Agreement for each of Nextel, Arch, PageNet SMR, SPV Holdings and SPV with respect to any claim for relief or any other remedy, including, without limitation for Costs, and none of Nextel, Arch, PageNet SMR, SPV Holdings or SPV nor any of their respective affiliates or any Persons claiming by or through them shall be entitled to pursue, and each hereby expressly waives as of the Closing, any and all other rights that may be otherwise available to them in respect of any such claim.

ARTICLE 6 FUNDING

     SECTION 6.01 DOCUMENTS TO BE DELIVERED BY ARCH, PAGENET SMR, SPV HOLDINGS OR SPV.

     On or prior to the Funding Date, Arch, PageNet SMR, SPV Holdings or SPV shall deliver to Nextel:

          (a) Copies of (i) the resolutions of the Boards of Directors of Arch, and resolutions of the Boards of Directors and stockholders of PageNet SMR and SPV Holdings and the resolutions of the sole member and directors of SPV, authorizing and approving this Agreement and all other transactions and agreements contemplated hereby; (ii) Arch's, PageNet SMR's and SPV Holdings' Certificate of Incorporation and SPV's Certificate of Formation; and (iii) Arch's, PageNet SMR's and SPV Holdings' By-Laws, and SPV's Limited Liability Company Agreement, all certified by its respective Secretary or Assistant Secretary, or with respect to SPV's Certificate of Formation and Limited Liability Company Agreement, by SPV's Secretary, to be true, correct, complete and in full force and effect and unmodified as of the Funding Date;

          (b) Opinions, dated as of the Funding Date, of counsel to Arch, PageNet SMR, SPV Holdings and SPV, in the forms attached as Exhibit I, Exhibit J, Exhibit K, Exhibit L, Exhibit M and Exhibit N hereto;

          (c) Copies of all Consents, including, without limitation, the Bank Consents and the Series C Consent, required for the transfer or assignment to Nextel of each Purchased Asset to be acquired at the Closing, but excluding any Consents required by the FCC, under the HSR Act or under the Assumed Management Agreements;

          (d) Executed UCC Financing Statements, in forms reasonably satisfactory to Nextel, to evidence release of all security interests in the Purchased Assets;

          (e) The Secured Note, the Unsecured Note, the Security Agreement, the Guaranty, the Preferred Stock Purchase Agreement, the Bank Agency Agreement to be entered into in connection with the Security Agreement, the Collateral Assignment of Sums Due under Preferred Stock Purchase Agreement to be entered into in connection with the Security Agreement, and the Registration Rights Agreement to be entered into in connection with the Preferred Stock Purchase Agreement ("Registration Rights Agreement") in the form attached as Exhibit O hereto (collectively, the "Transaction Documents") executed by each of Arch, PageNet SMR, SPV Holdings and SPV to the extent that it is a party thereto;

          (f) Executed UCC-1 Financing Statements, in forms reasonably satisfactory to Nextel, to perfect Nextel's security interest in the membership interests in SPV as security under the Guaranty, the certificate representing 750,000 shares of Series F Preferred Stock purchased under the Preferred Stock Purchase Agreement, together with executed UCC-1 Financing Statements, in forms reasonably satisfactory to Nextel, to perfect Nextel's security interest in the Series F Preferred Stock as security under the Security Agreement, and such other items necessary to perfect Nextel's interest under the Guaranty and the Security Agreement;

          (g) The certificates required by Section 8.02(b);

          (h) Evidence of the assignment of the Licenses by PageNet SMR to SPV, which shall be deemed satisfied by delivery of a copy of the executed Asset Purchase Agreement by and between PageNet SMR and SPV in the form attached as Exhibit P hereto together with a Bill of Sale and General Assignment in the form attached as Exhibit Q hereto, each certified by the secretary of PageNet SMR as assignor, and copies of the completed qualifying post-consummation notification or notifications of a "non-substantial (pro forma) transfer or assignment" for the assignment of the Licenses to SPV not requiring advance approval under the standards of Section 1.948(c)(1) of the Communications Act, 47 CFR ss. 1.948(c)(1), together with a complete copy of all such notifications (including any FCC Form 603 filings) and any amendments or supplements thereto required to be submitted in connection therewith;

          (i) Completed and signed FCC forms and any other documents and applications as required to be delivered under Section 5.06 of this Agreement that are necessary or advisable to obtain FCC consent to the assignment of the Licenses to Nextel or one or more designees of Nextel;

          (j) The Certificate of Designations, Preferences and Relative, Participating, Optional or Other Special Rights of the Series F Preferred Stock in the form of Exhibit R (the "Certificate of Designations"), certified by the Secretary of State of the State of Delaware, dated not more than one (1) day prior to the Funding Date;

          (k) Long-form good standing certificates for each of Arch, PageNet SMR and SPV Holdings from Delaware and for PageNet SMR and SPV Holdings from the states in which each of PageNet SMR and SPV Holdings is qualified to do business as a foreign corporation and long-form good standing certificates for SPV from Delaware and the states in which SPV is qualified to do business as a foreign limited liability company, dated not more than ten (10) days prior to Funding Date; and

          (l) Short-form good standing certificates for each of Arch, PageNet SMR and SPV Holdings from Delaware and for PageNet SMR and SPV Holdings from the states in which each of PageNet SMR and SPV Holdings is qualified to do business as a foreign corporation and short-form good standing certificates for SPV from Delaware and the states in which SPV is qualified to do business as a foreign limited liability company, dated not more than one (1) day prior to Funding Date.

     SECTION 6.02 DOCUMENTS TO BE DELIVERED BY NEXTEL. On the Funding Date Nextel shall deliver to SPV:

          (a) A copy of (i) the resolutions of the Board of Directors of Nextel authorizing and approving this Agreement and all other transactions and agreements contemplated hereby; (ii) Nextel's Certificate of Incorporation; and
(iii) Nextel's By-Laws, all certified by its Secretary or an Assistant Secretary to be true, correct, complete and in full force and effect and unmodified as of the Funding Date;

          (b) The Transaction Documents to which USFC is a party;

          (c) The certificates required by Section 8.03(b);

          (d) Seventy-Five Million Dollars ($75,000,000) shall have been paid to SPV under the Unsecured Loan; and

          (e) One Hundred Seventy-Five Million Dollars ($175,000,000) shall have been paid to SPV under the Secured Note.

ARTICLE 7 CLOSING

     SECTION 7.01 DOCUMENTS TO BE DELIVERED BY ARCH, PAGENET SMR, SPV HOLDINGS OR SPV.

     At the Closing and at any Subsequent Closing, as the case may be, Arch, PageNet SMR, SPV Holdings or SPV shall deliver to Nextel:

          (a) Copies of (i) the resolutions of the Boards of Directors of Arch, and resolutions of the Boards of Directors and stockholders of PageNet SMR and SPV Holdings and the resolutions of the sole member and directors of SPV, authorizing and approving this Agreement and all other transactions and agreements contemplated hereby; (ii) Arch's, PageNet SMR's and SPV Holdings' Certificate of Incorporation and SPV's Certificate of Formation; and (iii) Arch's, PageNet SMR's and SPV Holdings' By-Laws, and SPV's Limited Liability Company Agreement, all certified by its respective Secretary or Assistant Secretary, or with respect to SPV's Certificate of Formation and Limited Liability Company Agreement, by SPV's Secretary, to be true, correct, complete and in full force and effect and unmodified as of such closing;

          (b) The agreement pursuant to which SPV will assign to Nextel all of its rights under the Series F Stock Purchase Agreement in the form attached hereto as Exhibit S (the "Series F Preferred Stock Assignment Agreement") executed by Arch and SPV to the extent that at such closing shares of Series F Preferred Stock are being transferred to Nextel as contemplated by the Transaction Documents, unless delivered at a previous Closing;

          (c) A Bill of Sale and General Assignment in the form of Exhibit E hereto transferring the Purchased Assets to be acquired at such closing to Nextel, free and clear of any and all Liens, except Permitted Liens and Assumed Management Agreements, if any;

          (d) One or more assignment and assumption agreements (the "Assignment and Assumption Agreements"), executed by Arch, PageNet SMR, SPV Holdings, or such other assigning party, assigning to Nextel any Assumed Management Agreements that are assigned to Nextel hereunder at such closing, with copies of such Assumed Management Agreements, or originals if available, attached thereto;

          (e) An opinion, dated as of each such closing, of counsel to Arch, PageNet SMR, SPV Holdings and SPV, addressed to Nextel, in the form of Exhibit T;

          (f) Bring-down opinions, dated as of such closing, of counsel to Arch, PageNet SMR, SPV Holdings and SPV reasonably satisfactory to Nextel, bringing-down (i) if on such closing any of the obligations under the Secured Loans remain outstanding, the opinions set forth in paragraph 4 of the opinion set forth in Exhibit N and (ii) if on such closing any of the obligations under the Unsecured Loans remain outstanding, the opinions set forth in paragraph 4 of the opinion set forth in Exhibit N.

          (g) Copies of all Consents required to the transfer or assignment to Nextel of each Purchased Asset to be acquired at such closing, including, without limitation, FCC Final Orders, approvals or expiration of waiting periods under the HSR Act and consents from third parties to the assignment and assumption of the Assumed Management Agreements, if any;

          (h) The certificates required by Section 9.02(c);

          (i) The Certificate of Designations, certified by the Secretary of State of the State of Delaware, dated not more than one (1) day prior to such closing;

          (j) Long-form good standing certificates for each of Arch, PageNet SMR and SPV Holdings from Delaware and for PageNet SMR and SPV Holdings from the states in which each of PageNet SMR and SPV Holdings is qualified to do business as a foreign corporation and long-form good standing certificates for SPV from Delaware and the state in each jurisdiction in which SPV is qualified to do business as a foreign limited liability company, dated not more than ten (10) days prior to such closing;

          (k) Short-form good standing certificates for each of Arch, PageNet, SMR and SPV Holdings from Delaware and for PageNet SMR and SPV Holdings from the states in which each of PageNet SMR and SPV Holdings is qualified to do business as a foreign corporation and short-form good standing certificates for SPV from Delaware and the states in which SPV is qualified to do business as a foreign limited liability company, dated not more than one (1) day prior to such closing; and

          (l) Such other deeds, bills of sale, endorsements, assignments, affidavits, and other good and sufficient instruments of sale, assignment, conveyance and transfer in form and substance reasonably satisfactory to Nextel and its counsel, as are required to effectively vest in Nextel and/or its designee good and marketable title in and to, and evidence that Nextel and/or its designee validly and lawfully holds, all of the Purchased Assets to be acquired at such closing, free and clear of any and all Liens except Permitted Liens and Assumed Management Agreements, if any.

     SECTION 7.02 DOCUMENTS TO BE DELIVERED BY NEXTEL. At the Closing and at any Subsequent Closing, as the case may be, Nextel shall deliver to SPV:

          (a) A copy of (i) the resolutions of the Board of Directors of Nextel authorizing and approving this Agreement and all other transactions and agreements contemplated hereby; (ii) Nextel's Certificate of Incorporation; and
(iii) Nextel's By-Laws, all certified by its Secretary or an Assistant Secretary to be true, correct, complete and in full force and effect and unmodified as of the Closing Date;

          (b) One (1) or more counterparts of the Assignment and Assumption Agreement, executed by Nextel and delivered by Arch, PageNet SMR, SPV Holdings or such other assigning party to Nextel at such closing;

          (c) The Series F Preferred Stock Assignment Agreement executed by Nextel to the extent that at such closing shares of Series F Preferred Stock are being transferred to Nextel as contemplated by the Transaction Documents;

          (d) Executed UCC Financing Statements to evidence release of all security interests in any shares of Series F Preferred Stock and Purchased Assets to be transferred to Nextel at such closing;

          (e) The certificate required by Section 9.03(b); and

          (f) The agreement of Nextel satisfying such portion of the One Hundred Seventy-Five Million Dollars ($175,000,000) in principal and accrued interest under the Secured Loan as payment of the Purchase Price for the Purchased Assets to be acquired at such closing.

ARTICLE 8 CONDITIONS TO FUNDING OBLIGATIONS

     SECTION 8.01 CONDITIONS TO OBLIGATIONS OF NEXTEL, ARCH, PAGENET SMR, SPV HOLDINGS AND SPV WITH RESPECT TO FUNDING. The obligations of Nextel, Arch, PageNet SMR, SPV Holdings and SPV to fund the Loans and execute and deliver the Transaction Documents to which it is a party on the Funding Date are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by such parties:

          (a) Arch, PageNet SMR, SPV Holdings and SPV shall have received the Bank Consents and the Series C Consent, which shall represent (specifically excluding FCC Consents and approvals under the HSR Act and any Consents required to assign the Assumed Management Agreements) all necessary Consents required to be procured by Nextel, Arch, PageNet SMR, SPV Holdings or SPV in connection with the transactions contemplated by this Agreement.

          (b) There shall not be in force any order or decree, statute, rule or regulation nor shall there be on file any complaint by a governmental agency seeking an order or decree, restraining, enjoining or prohibiting the consummation of the transactions contemplated by this Agreement, and none of Nextel, Arch, PageNet SMR, SPV Holdings or SPV, shall have received notice from any governmental agency that it has determined to institute any suit or proceeding to restrain or enjoin the consummation of the transactions contemplated by this Agreement or to nullify or render ineffective this Agreement if consummated, or to take any other action which would result in the prohibition or material change in this Agreement.

     SECTION 8.02 CONDITIONS TO OBLIGATIONS OF NEXTEL WITH RESPECT TO FUNDING. The obligations of Nextel to fund the Loans and execute and deliver the Transaction Documents to which it is a party on the Funding Date are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Nextel:

          (a) On the Funding Date, each of the representations and warranties of Arch, PageNet SMR, SPV Holdings and SPV contained in this Agreement and the Transactional Documents shall be true and correct in all material respects both on the Signing Date and as of the Funding Date, as if made anew at and as of that time (except for those that speak only as of a specific date or dates, which shall be true and correct in all material respects on such date or dates), and each of the covenants and agreements of Arch, PageNet SMR, SPV Holdings and SPV to be performed in all material respects as of or prior to the Funding Date shall have been duly performed, except in each case for changes after the Signing Date which are contemplated or expressly permitted by this Agreement.

          (b) Each of Arch, PageNet SMR, SPV Holdings and SPV shall have delivered to Nextel a certificate signed by its President, dated the Funding Date, certifying, that, to the Knowledge of such officer, the conditions specified in Section 8.01 as they relate to Arch, PageNet SMR, SPV Holdings or SPV, as the case may be, and in Subsection 8.02(a) have been fulfilled.

          (c) At the Funding Date SPV shall hold good and marketable title in and to, and shall validly and lawfully hold, the Purchased Assets to be acquired by Nextel and/or its designee, free and clear of all Liens, except Permitted Liens and the Management Agreements.

          (d) Nextel shall have received from SPV all of the deliveries provided for in Section 6.01.

          (e) As of the Funding Date, none of Arch, PageNet SMR, SPV Holdings or SPV has declared, or otherwise taken any action that would result in, its voluntary Bankruptcy. As of the Funding Date, no involuntary Bankruptcy action or proceeding has been filed or, to the Knowledge of the Arch Group, is threatened against any of Arch, PageNet SMR, SPV Holdings or SPV and since the Signing Date, no event has occurred and none of Arch, PageNet SMR, SPV Holdings or SPV has taken any action that would result in its involuntary Bankruptcy.

     SECTION 8.03 CONDITIONS TO THE OBLIGATIONS OF ARCH, PAGENET SMR, SPV HOLDINGS AND SPV WITH RESPECT TO THE FUNDING. The obligation of Arch, PageNet SMR, SPV Holdings and SPV to execute and deliver the Transaction Documents to which it is a party on the Funding Date is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Arch, PageNet SMR, SPV Holdings or SPV:

          (a) On the Funding Date, each of the representations and warranties of Nextel contained in this Agreement shall be true and correct in all material respects both on the Signing Date and as of the Funding Date, as if made anew at and as of that time, and each of the covenants and agreements of Nextel to be performed as of or prior to the Funding Date shall have been duly performed in all material respects, except in each case for changes after the Signing Date which are contemplated or expressly permitted by this Agreement.

          (b) Nextel shall have delivered to SPV a certificate signed by an officer of Nextel, dated the Funding Date, certifying, in form reasonably satisfactory to SPV and its counsel, to the effect that to the best of the Knowledge and belief of such officer, the conditions specified in Section 8.01 as they relate to Nextel and in subsection 8.03(a) have been fulfilled.

          (c) SPV shall have received from Nextel all of the deliveries provided for in Section 6.02.

ARTICLE   9 CONDITIONS TO CLOSING OBLIGATIONS

     SECTION 9.01 CONDITIONS TO CLOSING OBLIGATIONS OF NEXTEL, ARCH, PAGENET SMR, SPV HOLDINGS AND SPV. The obligations of Nextel, Arch, PageNet SMR, SPV Holdings and SPV to consummate, or cause to be consummated, the transactions contemplated by this Agreement at the Closing or any Subsequent Closing, as the case may be, are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by such parties:

          (a) All waiting periods under the HSR Act and the regulations promulgated thereunder applicable to the transactions contemplated by this Agreement shall have expired or been terminated.

          (b) All necessary Consents of governmental and regulatory authorities required to be procured by Nextel, Arch, PageNet SMR, SPV Holdings or SPV in connection with the transactions contemplated by this Agreement (including all required FCC Consents, which shall be deemed to be obtained for purposes of this Agreement only when they have become Final Orders), shall have been received.

          (c) There shall not be in force any order or decree, statute, rule or regulation nor shall there be on file any complaint by a governmental agency seeking an order or decree, restraining, enjoining or prohibiting the consummation of the transactions contemplated by this Agreement, and none of Nextel, Arch, PageNet SMR, SPV Holdings or SPV, shall have received notice from any governmental agency that it has determined to institute any suit or proceeding to restrain or enjoin the consummation of the transactions contemplated by this Agreement or to nullify or render ineffective this Agreement if consummated, or to take any other action which would result in the prohibition or material change in this Agreement.

     SECTION 9.02 CONDITIONS TO CLOSING OBLIGATIONS OF NEXTEL. The obligations of Nextel to consummate, or cause to be consummated, the transactions contemplated by this Agreement are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by
Nextel:

          (a) (i) At the time of Closing, each of the representations and warranties of Arch, PageNet SMR, SPV Holdings and SPV contained in this Agreement shall be true and correct in all material respects on the Signing Date, the Funding Date and as of the Closing, as if made anew at and as of that time (except for those that speak only as of a specific date or dates, which shall be true and correct in all material respects on such date or dates), and each of the covenants and agreements of Arch, PageNet SMR, SPV Holdings and SPV to be performed as of or prior to the Closing shall have been duly performed in all material respects, except in each case for changes after the Signing Date which are contemplated or expressly permitted by this Agreement; and (ii) at the time of any Subsequent Closing, each of the representations and warranties of Arch, PageNet SMR, SPV Holdings and SPV shall be true and correct in all material respects as if made anew at and as of the time of such Subsequent Closing, except as to each Subsequent Closing, no representation or warranty shall be made as to any Purchased Asset sold to Nextel at the Initial Closing or at any earlier Subsequent Closing.

          (b) The Minimum License Condition (as defined in Section 1.08) shall have been satisfied and, in the event of any Subsequent Closing, the Restricted Licenses and associated Restricted Licenses to be purchased at such Subsequent Closing shall have been "Delivered" as defined in Section 1.06(b).

          (c) Each of Arch, PageNet SMR, SPV Holdings and SPV shall have delivered to Nextel a certificate signed by its President, dated the Closing and any Subsequent Closing, as the case may be, certifying, that, to the Knowledge of such officer, the conditions specified in Section 9.01 as they relate to Arch, PageNet SMR, SPV Holdings or SPV, as the case may be, and in Subsection 9.02(a) have been fulfilled.

          (d) At the Closing and any Subsequent Closing, as the case may be, the Purchased Assets to be acquired by Nextel and/or its designee at such closing shall be free and clear of all Liens, except Permitted Liens and Assumed Management Agreements, if any.

          (e) Each of Arch, PageNet SMR, SPV Holdings and SPV shall have complied with its obligations under each of the Transaction Documents to which it is a party in all material respects and each of the Transaction Documents shall remain in full force and effect.

          (f) SPV shall have assigned to Nextel all of SPV's rights under the Preferred Stock Purchase Agreement with respect to such shares of Series F Preferred Stock, if any, transferred by SPV to Nextel at such closing.

          (g) Nextel shall have received from SPV all of the deliveries provided for in Section 7.01.

          (h) Either (x) all applicable tax authorities shall have issued all state and local tax clearances which are either required by law or otherwise available and requested by Nextel (the "Tax Clearances"); or (y) the period prescribed by the applicable state or local tax authorities for the issuance or effectiveness of such Tax Clearances shall have elapsed from the date the Tax Clearance requests.

     SECTION 9.03 CONDITIONS TO THE CLOSING OBLIGATIONS OF ARCH, PAGENET SMR, SPV HOLDINGS AND SPV. The obligation of Arch, PageNet SMR, SPV Holdings and SPV to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Arch, PageNet SMR, SPV Holdings or SPV:

          (a) At the time of the Closing and any Subsequent Closing, as the case may be, each of the representations and warranties of Nextel contained in this Agreement shall be true and correct in all material respects on the Signing Date, the Funding Date and as of such closing, as if made anew at and as of that time, and each of the covenants and agreements of Nextel to be performed in all material respects as of or prior to such closing shall have been duly performed, except in each case for changes after the Signing Date which are contemplated or expressly permitted by this Agreement.

          (b) Nextel shall have delivered to SPV a certificate signed by an officer of Nextel, dated the Closing or any Subsequent Closing, certifying, in form reasonably satisfactory to SPV and its counsel, to the effect that to the best of the Knowledge and belief of such officer, the conditions specified in
Section 9.01 as they relate to Nextel and in subsection 9.03(a) have been fulfilled.

          (c) Nextel shall have agreed to assume, to the extent Nextel is so required, all of the obligations of SPV under the Preferred Stock Purchase Agreement (other than liabilities relating to periods prior to the transfer of shares of Series F Preferred Stock thereunder) with respect to such shares of Series F Preferred Stock, if any, transferred by SPV to Nextel at such closing.

          (d) In the event that Nextel has waived the Minimum License Condition to Closing set forth in Section 9.02 of this Agreement, until the Minimum License Condition has been satisfied, at the Initial Closing and with respect to each Subsequent Closing, Nextel may not purchase a number of Licenses with an aggregate value, as determined in accordance with Section 1.06 of this Agreement, that is less than Twenty Five Million Dollars ($25,000,000), unless the reason Nextel is unable to acquire Licenses with a value in excess of Twenty Five Million Dollars ($25,000,000) is because of a breach by Arch, PageNet SMR, SPV Holdings or SPV, in which case such Twenty Five Million Dollars ($25,000,000) limit shall not apply.

          (e) SPV shall have received from Nextel all of the deliveries provided for in Section 7.02.

          (f) The Unsecured Note shall have been exchanged for Series F Preferred Stock to the extent and in the manner provided for in the Unsecured Note.

ARTICLE 10 TERMINATION/EFFECTIVENESS

     SECTION 10.01 TERMINATION. This Agreement may be terminated and the transactions contemplated hereby abandoned:

          (a) By mutual written consent of the parties authorized by their respective Boards of Directors, at any time prior to the Closing.

          (b) Prior to the Funding Date by prior written notice of either Nextel or Arch, PageNet SMR, SPV Holdings and SPV in the event that the Bank Consents have not been delivered on or prior to February 14, 2001.

          (c) Prior to the Closing, and with respect to the purchase and sale of Restricted Licenses, prior to the Subsequent Closing at which such sale is consummated, by written notice to Arch, PageNet SMR, SPV Holdings or SPV from Nextel authorized by the Board of Directors of Nextel, if (i) there is a material breach of any representation, warranty, covenant or agreement on the part of Arch, PageNet SMR, SPV Holdings or SPV set forth in this Agreement, or if a representation or warranty of Arch, PageNet SMR, SPV Holdings or SPV shall be untrue in any material respect, in either case such that the conditions specified in Sections 8.02(a) or 9.02(a) would not be satisfied at such Closing or Subsequent Closing (a "Terminating SPV Breach"), except that, if such Terminating SPV Breach is curable by Arch, PageNet SMR, SPV Holdings or SPV through the exercise of its commercially reasonable efforts, then, for up to thirty (30) days but only as long as Arch, PageNet SMR, SPV Holdings or SPV, as the case may be, continues to exercise such commercially reasonable efforts, Nextel may not terminate this Agreement under this Section 10.01(c)(i); (ii) any Consent required for consummation of the transactions contemplated hereby is denied by or in a final order or other final action issued or taken by the appropriate governmental or regulatory authority, agency or similar body; or
(iii) consummation of any of the transactions contemplated hereby is enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction.

          (d) Prior to the Funding Date by written notice to Nextel from Arch, PageNet SMR, SPV Holdings and SPV authorized by their respective Boards of Directors, if (i) there is a material breach of any representation, warranty, covenant or agreement on the part of Nextel set forth in this Agreement, or if a representation or warranty of Nextel shall be untrue in any material respect, in either case such that the conditions specified in Sections 8.03(a) or 9.03(a) would not be satisfied at the Funding Date (a "Terminating Nextel Breach"), except that, if such Terminating Nextel Breach is curable by Nextel through the exercise of its commercially reasonable efforts, then for up to thirty 30 days, but only as long as Nextel continues to exercise such commercially reasonable efforts, neither Arch, PageNet SMR, SPV Holdings nor SPV may terminate this Agreement under this Section 10.01(d)(i); (ii) any Consent required for consummation of the transactions contemplated hereby is denied by or in a final order or other final action issued or taken by the appropriate governmental or regulatory authority, agency or similar body; (iii) consummation of any of the transactions contemplated hereby is enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction; or (iv) the failure of Nextel to make the Loans on or before the 7th calendar day following the receipt of the Bank Consents and the satisfaction of the other conditions precedent thereto.

          (e) By written notice of Nextel, if the Initial Closing has not occurred on or before January 24, 2002 (July 24, 2002, if the sole reason an Initial Closing has not occurred is the failure to obtain any required Consent from the FCC or under the HSR Act, provided that if the FCC has granted its consent and approval to the assignment of the Licenses and no action, request for stay, or timely petition for rehearing, reconsideration or approval is pending, such date shall be extended until the time for filing any relevant request, petition or appeal or for agency action to be taken on its own motion has expired), provided, however, that the right to terminate pursuant to this clause (e) shall not be available to Nextel if Nextel's breach of its obligations under this Agreement has been the cause of, or has resulted in, the failure of the Initial Closing to occur prior to such date.

     SECTION 10.02 EFFECT. Any termination of this Agreement, however effected, shall not release Nextel, Arch, PageNet SMR, SPV Holdings or SPV from any liability or other consequences arising from any breach or violation by any such party of the terms of this Agreement prior to the effective time of such termination, nor shall any such termination release any party from its obligations or duties under this Agreement which, by their terms and/or expressed intent, may require performance subsequent to any such termination, and all provisions of this Agreement which set forth such obligations or duties (including, without limitation, Section 5.01 and, to the extent provided therein, in Sections 5.03 (as to fees), 5.06 (as to fees) and 11.06) and such other general or procedural provisions which may be relevant to any attempt to enforce such obligations or duties, shall survive any such termination of this Agreement until such obligations or duties shall have been performed or discharged in full.

ARTICLE 11 MISCELLANEOUS

     SECTION 11.01 WAIVER. Any party to this Agreement may, at any time prior to the Initial Closing or any Subsequent Closing, by action taken by its Board of Directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement by an agreement in writing executed in the same manner (but not necessarily by the same persons) as this Agreement.

     Section 11.02 Notices. Except as otherwise specifically provided herein, all notices, requests, consents, demands, waivers and other communications hereunder and all statements, reports, documents, certificates and papers to be delivered hereunder: (a) shall be in writing; (b) shall be delivered by hand, mailed by United States registered or certified first class mail, postage prepaid, sent by overnight courier (providing for delivery acknowledgement), or sent by telegraph, telecopy, facsimile or telex; and (c) shall be addressed as follows:

                  (a)      If to Nextel, to:

                           Nextel Communications, Inc.
                           2001 Edmund Halley Drive
                           Reston, Virginia  20191
                           Attention:  Leonard Kennedy
                           Telephone No.:  (703) 433-4231
                           Telecopier No.:  (703) 433-4036

                           with a copy (which shall not constitute notice) to:

                           Jones, Day, Reavis & Pogue
                           North Point
                           901 Lakeside Avenue
                           Cleveland, Ohio  44114
                           Attention:  Sanjiv K. Kapur
                           Telephone No.:  (216) 586-3939
                           Telecopier No.:  (216) 579-0212

                  (b)      If to SPV, to:

                           AWI Spectrum Co., LLC
                           c/o Arch Wireless, Inc.
                           1800 West Park Drive
                           Suite 250
                           Westborough, Massachusetts 01581
                           Attention:  J. Roy Pottle
                           Telephone No.:  (508) 870-6703
                           Telecopier No.:  (508) 870-6076

                           with copies (which shall not constitute notice) to:

                           Hale and Dorr LLP
                           60 State Street
                           Boston, Massachusetts 02109
                           Attention:  Jay E. Bothwick, Esq.
                           Telephone No.:  (617) 526-6526
                           Telecopier No.:  (617) 526-5000
                           and

                           Arch Wireless, Inc.
                           1800 West Park Drive
                           Suite 250
                           Westborough, Massachusetts 01581
                           Attention:  Patricia A. Gray, Esq.
                           Telephone No.:  (508) 870-6089
                           Telecopier No.:  (508) 870-8089

                  (c)      If to Arch, PageNet SMR or SPV Holdings, to:

                           Arch Wireless, Inc.
                           1800 West Park Drive
                           Suite 250
                           Westborough, Massachusetts 01581
                           Attention:  J. Roy Pottle
                           Telephone No.:  (508) 870-6703
                           Telecopier No.:  (508) 870-6076

                           with copies (which shall not constitute notice) to:

                           Hale and Dorr LLP
                           60 State Street
                           Boston, Massachusetts 02109
                           Attention:  Jay E. Bothwick, Esq.
                           Telephone No.:  (617) 526-6526
                           Telecopier No.:  (617) 526-5000


                           and

                           Arch Wireless, Inc.
                           1800 West Park Drive
                           Suite 250
                           Westborough, Massachusetts 01581
                           Attention:  Patricia A. Gray, Esq.
                           Telephone No.:  (508) 870-6089
                           Telecopier No.:  (508) 870-8089

or to such other address or addresses as the parties may from time to time designate in writing.

Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand, overnight courier or facsimile to a responsible officer of the party to which it is directed, at the time of the receipt thereof by or on behalf of such officer or the sending of such facsimile, and (ii) if sent by registered or certified first-class mail, postage prepaid, on the third (3rd) business day following the mailing thereof. The parties hereby deem all notices sent by telecopy or facsimile original documents and all signatures on such notices, originals.

     SECTION 11.03 ASSIGNMENT. Except as provided in Section 5.02, no party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

     SECTION 11.04 RIGHTS OF THIRD PARTIES. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, or any subsidiary of Nextel joining this Agreement under the circumstances described in Section 5.02, any right or remedies under or by reason of this Agreement.

     SECTION 11.05 RELIANCE. Each of the parties to this Agreement shall be deemed to have relied upon the accuracy of the written representations and warranties made to it in or pursuant to this Agreement, notwithstanding any investigations conducted by or on its behalf or notice, Knowledge or belief to the contrary.

     SECTION 11.06 EXPENSES. Subject to Sections 5.03 and 5.06, relating to certain filing fees to be shared by Arch and Nextel, the parties hereto shall bear their own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including, without limitation, all fees of its legal counsel and accountants.

     SECTION 11.07 CONSTRUCTION. This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without application of its conflict of laws principles. Unless otherwise stated, references to Sections, Articles or Exhibits refer to the Sections, Articles and Exhibits to this Agreement. As used in this Agreement, "Knowledge" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known or should reasonably have been known after due inquiry by the chairman, president, chief executive officer, chief financial officer, chief accounting officer, chief operating officer, general counsel, or any other executive officer of such Person.

     SECTION 11.08 CAPTIONS; COUNTERPARTS. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     SECTION 11.09 ENTIRE AGREEMENT. This Agreement (together with the Schedules to this Agreement and the agreements referenced herein) constitutes the entire agreement among the parties and supersedes any other agreements, whether written or oral, that may have been made or entered into by or among Nextel or its subsidiaries and Arch, PageNet SMR, SPV Holdings or SPV or by any Director or Directors or officer or officers of such parties relating to the transactions contemplated hereby, or incident hereto. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth in this Agreement and the agreements referenced herein.

     SECTION 11.10 AMENDMENTS. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

     SECTION 11.11 PUBLICITY. All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the prior mutual approval of Nextel and Arch, PageNet SMR, SPV Holdings or SPV which approval shall not be unreasonably withheld or delayed by any party; provided, however, that, subject to compliance with Section 5.01, nothing herein shall prevent any party from publishing such press releases or other public communications as such party may consider necessary in order to satisfy such party's legal or contractual obligations.

                                    * * * * *

     IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

                                        UNRESTRICTED SUBSIDIARY FUNDING COMPANY


                                        By:  /s/ Timothy M. Donahue
                                           ------------------------------------
                                           Title:  President
                                                 ------------------------------


                                        ARCH WIRELESS, INC.


                                        By:  /s/ C. Edward Baker, Jr.
                                           ------------------------------------
                                           Title:  Chairman of the Board and
                                                 ------------------------------
                                                   Chief Executive Officer
                                                 ------------------------------


                                        PAGENET SMR SUB, INC.


                                        By:  /s/ C. Edward Baker, Jr.
                                           ------------------------------------
                                           Title:  Chief Executive Officer
                                                 ------------------------------


                                        AWI SPECTRUM CO. HOLDINGS, INC.


                                        By:  /s/ C. Edward Baker, Jr.
                                           ------------------------------------
                                           Title:  Chief Executive Officer
                                                 ------------------------------


                                        AWI SPECTRUM CO., LLC


                                        By:  /s/ J. Roy Pottle
                                           ------------------------------------
                                           Title:  Treasurer
                                                 ------------------------------